As filed with the Securities and Exchange Commission on April 13, 2020

Registration No. 333-237587

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-2956775
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

201 Mission Street, Suite 2375
San Francisco, California
94105 (415) 371-8300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lisa A. Conte
Chief Executive Officer and President
Jaguar Health, Inc.
201 Mission Street, Suite 2375
San Francisco, California 94105

(415) 371-8300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all correspondence to:

Donald C. Reinke, Esq.
Reed Smith LLP
1510 Page Mill Road, Suite 110

Palo Alto, California 94304

(650) 352-0500

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	4,587,155	$0.436	$1,999,999.58	$259.60
Common Stock, par value $0.0001 per share, issuable upon conversion of Series B-2 Convertible Preferred Stock	1,431,460	$0.81	$1,159,482.60	$150.50
Total	6,018,615		$3,159,482.18	$410.10

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from splits, dividends or similar transactions.

(2)          Calculated pursuant to Rule 457(a) based on a proposed maximum aggregate offering price.

(3)          $410.10 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This pre-effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-237587) (this “Registration Statement”) is being filed solely to include the Registrant’s definitive proxy statement on Schedule 14A, relating to the Registrant’s Annual Meeting of Stockholders to be held on May 15, 2020, filed on April 13, 2020, in Item 12 (Incorporation of Certain Information by Reference) of Part I of this Registration Statement. No other changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement or to Part II of this Registration Statement.

The information in this prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED APRIL 13, 2020

JAGUAR HEALTH, INC.

Up to 6,018,615 Shares of Common Stock

Pursuant to this prospectus, Oasis Capital, LLC (referred to herein as the “Oasis Capital” or the “Selling Stockholder”) is offering on a resale basis from time to time an aggregate of up to 6,018,615 shares of voting common stock, par value $0.0001 per share (the “Common Stock), of Jaguar Health, Inc. (“Jaguar,” “we,” “our” or the “Company”), a Delaware corporation. Of these shares, (i) 1,431,460 shares of Common Stock are issuable upon conversion of the Company’s Series B-2 Preferred Stock (“Series B-2 Preferred”) and (ii) 4,587,155 shares of Common Stock are purchasable by Oasis Capital pursuant to the terms and conditions of an Equity Purchase Agreement that we entered into with Oasis Capital on March 24, 2020 (the “Equity Purchase Agreement”). Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put”,” or sell, at our discretion, up to $2,000,000 worth of shares of Common Stock to Oasis Capital. This arrangement is also sometimes referred to herein as the “Equity Line” or the “Oasis Equity Line.” Furthermore, Oasis Capital seeks to register 1,431,460 shares of Common Stock that are issuable upon conversion of the Company’s Series B-2 Preferred Stock.

We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the sale by Oasis Capital of the Common Stock. However, we may receive up to an aggregate of $2 million in proceeds from the sale of our Common Stock to Oasis Capital pursuant to the Equity Line.

Oasis Capital or its pledgees, assignees or successors in interest may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how Oasis Capital may sell or otherwise dispose of the Common Stock covered by this prospectus in the section entitled “Plan of Distribution” on page 16. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Common Stock covered by this prospectus will be borne by Oasis Capital. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Common Stock with the Securities and Exchange Commission.

The Common Stock is listed on the Nasdaq Capital Market, under the symbol “JAGX.” On April 9, 2020, the last reported sale price of the Common Stock on the NASDAQ Capital Market was $0.4720 per share.

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 8 of this prospectus under the caption “Risk Factors” and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April   , 2020.

We have not, and the Selling Stockholder have not, authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment. We have not, and the Selling Stockholder has not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment is accurate only as of its date. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholder named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Information by Reference” in this prospectus.

Neither we nor the Selling Stockholder have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, references in this prospectus to “Jaguar,” the “Company,” “we,” “us,” and “our” refer to Jaguar Health, Inc.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Overview

We are a commercial stage pharmaceutical company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc. (“Napo”), focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi (crofelemer) product is a first-in-class anti-secretory agent, approved by the U.S. Food and Drug Administration (“FDA”) for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

Jaguar was founded in San Francisco, California as a Delaware corporation on June 6, 2013. Napo formed Jaguar to develop and commercialize animal health products. Effective as of December 31, 2013, Jaguar was a wholly-owned subsidiary of Napo, and, until May 13, 2015, Jaguar was a majority-owned subsidiary of Napo. On July 31, 2017, the merger of Jaguar Animal Health, Inc. and Napo became effective, at which point Jaguar Animal Health’s name changed to Jaguar Health, Inc. and Napo began operating as a wholly-owned subsidiary of Jaguar focused on human health and the ongoing commercialization of, and development of follow-on indications for Mytesi. Most of the activities of the Company are now focused on the commercialization of Mytesi and development of follow-on indications for crofelemer and a second-generation anti-secretory product, lechlemer. In the field of animal health, we have limited activities which are focused on developing and commercializing first-in-class gastrointestinal products for dogs, dairy calves, foals, and high value horses.

We believe Jaguar is poised to realize a number of synergistic, value adding benefits—and an expanded pipeline of potential blockbuster human follow-on indications of crofelemer, and a second- generation anti-secretory agent—upon which to build global partnerships. As previously announced, Jaguar, through Napo, now holds extensive global rights for Mytesi, and crofelemer manufacturing is being conducted at two FDA-inspected and approved locations, including a recently developed, multimillion-dollar commercial manufacturing facility. Additionally, several of the drug product candidates in Jaguar’s Mytesi pipeline are backed by strong Phase 2 evidence from completed Phase 2 trials.

Mytesi is a novel, first-in-class anti-secretory agent which has a basic normalizing effect locally on the gut, and this mechanism of action has the potential to benefit multiple gastrointestinal disorders. Mytesi is in development for multiple possible follow-on indications, including cancer therapy-related diarrhea (CTD); orphan-drug indications for infants and children with congenital diarrheal disorders (CDDs) and short bowel syndrome (SBS); supportive care for inflammatory bowel disease (IBD); irritable bowel syndrome (IBS); and for idiopathic/functional diarrhea. In addition, a second-generation proprietary anti-secretory agent, lechlemer, is in development for cholera. Mytesi has received orphan-drug designation for SBS.

Description of the Oasis Equity Line and Issuance of Series B-2 Preferred Stock

Description of the Oasis Equity Line

On March 24, 2020, the Company entered into the Equity Purchase Agreement with Oasis Capital, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Oasis Capital is committed to purchase up to an aggregate of $2.0 million of shares of Common Stock over the 36-month term of the Equity Purchase Agreement. Concurrently with entering into the Equity Purchase Agreement, the Company also entered into a registration rights agreement with Oasis Capital (the “Registration Rights Agreement”), in which the Company agreed to file one or more registration statements, as permissible and necessary to register under the Securities Act, registering the resale of the shares of Common Stock that may be issued to Oasis Capital under the Equity Purchase Agreement.

The purpose of the equity line is to provide the Company with proceeds as may be necessary for working capital and general corporate purposes, including the additional purchase of API and drug product to address potential impact of coronavirus pandemic.

Under the Equity Purchase Agreement, after the SEC has declared effective the registration statement referred to above, on any trading day selected by the Company (such date, the “Put Date), the Company has the right, in its sole discretion, to present Oasis Capital with a purchase notice (each, a “Put Notice”), directing Oasis Capital (as principal) to purchase up to the lesser of (i) 200,000 shares of Common Stock or (ii) 20% of the average trading volume of Common Stock in the 10 trading days immediately preceding the date of such Put Notice, at a per share price (the “Purchase Price”) equal to $0.436 (each, an “Option 1 Put”), provided that the aggregate amount of all Option 1 Puts and Option 2 Puts (as defined below) does not exceed $2.0 million.

In addition, on any date on which Oasis Capital receives shares of Common Stock in connection with a Put Notice (the “Clearing Date”), the Company also has the right, in its sole discretion, to present Oasis Capital with a Put Notice (each, an “Option 2 Put”) directing Oasis Capital to purchase an amount of Common Stock equal to the lesser of (i) such amount that equals 10% of the daily trading volume of the Common Stock on the date of such Put Notice and (ii) $200,000, provided that the aggregate amount of the Option 1 Put and Option 2 Put on any Put Date or Clearing Date does not exceed $500,000 and the aggregate amount of all Option 1 Puts and Option 2 Puts does not exceed $2.0 million. The purchase price per share pursuant to such Option 2 Put is equal to $0.436. The Threshold Price (defined below) and the Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the period(s) used to compute the Threshold Price or the Purchase Price.

The Equity Purchase Agreement provides that the Company and Oasis Capital shall not effect any sales under the Equity Purchase Agreement on any purchase date where the lowest traded price of the Common Stock on both such date and on the immediately preceding trading day is less than $0.5014 (the “Threshold Price”). The Company will control the timing and amount of sales of Common Stock to Oasis Capital; provided that the Company shall not deliver any Option 1 Put or Option 2 Put that would result in the Investor beneficially owning a number of shares of Common Stock in excess of 9.99% of the shares of Common Stock then outstanding or a violation of the rules of the Nasdaq Capital Market. Oasis Capital has no right to require any sales by the Company, but is obligated to make purchases from the Company as directed by the Company in accordance with the Equity Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, rights of first refusal, or participation rights in the Equity Purchase Agreement. In consideration for entering into the Equity Purchase Agreement, the Company agreed to issue Oasis Capital 68,807 shares of Common Stock, subject to the Company’s receipt of approval by the Company’s stockholders (the “Commitment Shares”) which are not registered hereunder. The Equity Purchase Agreement may be terminated by the Company at any time, at its discretion, without any cost to the Company. Oasis Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of Common Stock during any time prior to the termination of the Equity Purchase Agreement.

Private Placement of Shares of Series B-2 Preferred Stock Issuance

On November 13, 2019, the Company entered into a securities purchase agreement (the “Warrant Purchase Agreement” and collectively with the Equity Purchase Agreement, the “Purchase Agreements”) with Oasis Capital pursuant to which the Company issued and sold, in a registered public offering by the Company directly to Oasis Capital, pre-funded warrants to purchase up to 2,222,223 shares (the “Pre-Funded Warrant Shares”) of Common Stock at an offering price of $0.80 per share (the “Pre-Funded Warrants”), which when added together with the exercise price of $0.01 per share, equals the Minimum Price as defined under Nasdaq Listing Rule 5635(d).

On December 23, 2019, the Company filed the Series B-2 Certificate of Designation with the Secretary of State of the State of Delaware creating a new series of authorized preferred stock of the Company, designated as the “Series B-2 Convertible Preferred Stock.”  The Series B-2 Certificate of Designation became effective with the Secretary of State of the State of Delaware upon filing. The shares of Series B-2 Convertible Preferred Stock (the “Series B-2 Preferred Stock”) rank on par with the shares of the Common Stock, in each case, as to dividend rights and distributions of assets upon liquidation, dissolution or winding up of the Company.

With certain exceptions, as described in the Series B-2 Certificate of Designation, the shares of Series B-2 Preferred Stock have no voting rights. However, as long as any shares of Series B-2 Preferred Stock remain outstanding, the Series B-2 Certificate of Designation provides that the Company shall not, without the affirmative vote of holders of a majority of the then outstanding shares of Series B-2 Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B-2 Preferred Stock or alter or amend the Series B-2 Certificate of Designation or (b) enter into any agreement with respect to any of the foregoing.

Each share of Series B-2 Preferred Stock is convertible at any time at the holder’s option into 190 shares of Common Stock, which conversion ratio will be subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations and other similar transactions as specified in the Series B-2 Certificate of Designation. Notwithstanding the foregoing, the Series B-2 Certificate of Designation further provides that the Company shall not effect any conversion of the shares of Series B-2 Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B-2 Preferred Stock (together with such holder’s affiliates and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 9.99% of the shares of Common Stock then outstanding. At the holder’s option, upon notice to the Company, the holder may increase or decrease this beneficial ownership limitation not to exceed 9.99% of the shares of Common Stock then outstanding, with any such increase becoming effective upon 61 days’ prior notice to the Company.

On December 23, 2019, the Company entered into an exchange agreement (the “Exchange Agreement”) with Oasis Capital, pursuant to which Oasis Capital exchanged the remaining Pre-Funded Warrants exercisable for 1,236,223 shares of Common Stock and 695,127 Pre-Funded Warrant Shares currently held by Oasis (collectively, the “Exchange Securities”) for 10,165 shares (the “Series B-2 Preferred Shares”) of the Company’s newly authorized Series B-2 Convertible Preferred Stock (the “Exchange Transaction”).  No additional shares of Common Stock were issued to Oasis Capital in the Exchange Transaction, and the number of shares of Common Stock underlying the Exchange Securities is equal to the number of shares of Common Stock underlying the Series B-2 Preferred Shares.

In connection with the Exchange Agreement, the Company and Oasis entered into a lock-up agreement, pursuant to which Oasis agreed, subject to certain exceptions, not to lend, offer, pledge, sell or otherwise transfer the Series B-2 Preferred Shares (or any shares into which the Series B-2 Preferred Shares are exchanged or converted) or publicly disclose the intention to do so, during the six months immediately following the closing of the Exchange Transaction.

On January 22, 2020, the Company and Oasis entered into the First Amendment to the Exchange Agreement (the “Amendment”) to correct an inadvertent error regarding the restrictive legend imprinted on the Series B-2 Preferred Shares and clarify that that the Exchange Transaction is intended to be exempt from registration by virtue of Section 3(a)(9) of the Securities Act of 1933, as amended.

Recent Developments

Reverse Stock Split and Decrease in Authorized Shares

On June 3, 2019, we filed an amendment to our Third Amended and Restated Certificate of Incorporation to effect on June 7, 2019, a 1-for-70 reverse split of our voting common stock. Accordingly, all of the stock figures and related market, conversion and exercise prices in this prospectus have been adjusted to reflect the reverse split.

Nasdaq Compliance

On December 30, 2019, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC indicating that the closing bid price for the Company’s Common Stock for the last 30 consecutive business days was below the $1.00 per share minimum required for continued listing under Nasdaq Listing Rule 5550(a)(2). The Company has a 180 calendar day grace period, or until June 29, 2020, to regain compliance with the minimum bid price requirement. The minimum bid price requirement will be met if the Common Stock has a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180 calendar day grace period.

Resignation of Directors

On February 21, 2020, Jeffery Johnson and Murray David MacNaughtan each notified the Company’s Board of Directors (the “Board”) of his intention to resign as a member of the Board, effective as of February 21, 2020, including, in the case of Mr. Johnson, his role as a member of the Compensation Committee and Nominating Committee. Mr. Johnson and Mr. MacNaughtan were each originally designated to the Board in 2018 pursuant to the director election rights of Sagard Capital Partners, L.P. (“Sagard”) as the holder of the Company’s Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”). They each resigned because the holders of all the shares of the Series A Preferred Stock currently outstanding are entitled to vote in the aggregate less than 5% of all of the votes entitled to be cast by holders of all securities of the Company at any meeting of the stockholders of the Company, the ownership requirement for Sagard’s right to designate directors to the Board. Their decision to resign did not involve any disagreement with the Company, its management or the Board.

Royalty Interest Transaction

On March 4, 2020, the Company entered into a royalty interest purchase agreement (“Purchase Agreement”) with Iliad Research and Trading, L.P., a Utah limited partnership affiliated with Chicago Venture Partners (“CVP”), pursuant to which the Company sold to CVP a royalty interest entitling CVP to receive $500,000 of future royalties on sales of Mytesi® (crofelemer) and certain up-front license fees and milestone payments from licenses and/or distributions for an aggregate purchase price of $350,000. The Company will be obligated to make minimum royalty payments on a monthly basis beginning on September 4, 2020 in an amount equal to the greater of (i) $25,000 (which increases to $43,750 beginning on March 4, 2021) and (ii) 10% of the Company’s net sales of Mytesi and 10% of worldwide revenues related to upfront licensing fees and milestone payments from licensees and/or distributors, but specifically excluding licensing fees and/or milestone payments that are reimbursements of clinical trial expenses.

Warrant Repricing

On March 5, 2020, the Company entered into a warrant exercise agreement (the “Exercise Agreement”) with a holder (the “Holder”) of its Series 2 warrants (the “Warrants”) previously issued in the Company’s registered public offering on July 23, 2019, pursuant to which the Holder agreed to exercise in cash its Warrants to purchase an aggregate of 90,940 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a reduced exercise price of $0.605 per share, which is the Minimum Price (as defined under Nasdaq Listing Rule 5635(d)) as of the date of such Exercise Agreement, for gross proceeds to the Company of approximately $55,000.

Warrant Exercise and Preferred Stock Amendment Agreement

On March 24, 2020, the Company entered into a warrant exercise and preferred stock amendment agreement (the “Amendment Agreement”) with a holder (the “Holder”) of its Warrants previously issued in the Company’s registered public offering on July 23, 2019, pursuant to which the Holder agreed to exercise in cash its Warrants to purchase an aggregate of 1,250,000 shares of Common Stock, at a reduced exercise price of $0.5227 per share, which is a 20% premium to the Minimum Price (as defined under Nasdaq Listing Rule 5635(d)) as of the date of such Amendment Agreement (the “Minimum Price”), for gross proceeds to the Company of approximately $653,400. The Company intends to use the proceeds for working capital and general corporate purposes, including the additional purchase of API and drug product to address potential impact of coronavirus pandemic. As further inducement to enter into the Amendment Agreement, the Company agreed to reduce the conversion price of the Company’s Series B convertible preferred stock (the “Series B Preferred Stock”) from $2.00 to $0.4456, which is equal to the Minimum Price plus $0.01.

In addition, the Company and Holder entered into a leak-out agreement (the “Leak-Out Agreement”) wherein Holder (together with certain of its affiliates) agreed to not sell, dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions), on any trading day from the date of the Leak-Out Agreement until the date that the Holder no longer holds any Conversion Shares or Warrant Shares, during any periods that the closing bid price of the Common Stock is less than the then effective exercise price of the Warrants, the Conversion Shares or Warrant Shares in an amount more than the greater of the average of (a) $20,000 per trading day each month and (b) an amount equal to 20% of the (i) average daily trading volume of Common Stock per calendar month or (ii) trading volume of Common Stock on such trading day, subject to certain exceptions.

Landlord Letter of Credit

As previously disclosed, on August 28, 2018, the Company entered into an Office Lease Agreement (the “Lease”) with CA-Mission Street Limited Partnership, a Delaware limited partnership (“Landlord”), to extend the Company’s lease for approximately 6,311 square feet of office space located at 201 Mission Street, Suite 2375, San Francisco, California (the “Premises”). Concurrently with the execution of this Lease, the Company was required to deliver to the Landlord a standby, unconditional, irrevocable, transferable letter of credit, naming Landlord as beneficiary, as collateral for the full performance by the Company of all of its obligations under the Lease and for all losses and damages Landlord may suffer as a result of the Company’s failure to comply with one or more provisions of the Lease.

On March 24, 2020, the Company entered into a Landlord Letter of Credit Agreement with Charles Conte (the “LC Facilitator”), the brother of Lisa A. Conte, the Company’s President, Chief Executive Officer and member of the Company’s board of directors (the “Landlord LC Agreement”), pursuant to which the Company will, subject to Landlord’s consent, replace the existing letter of credit in the amount of $475,000 entered into on August 28, 2018 by the Company with Pacific Capital Management, LLC to satisfy the letter of credit requirement in the Lease (the “Original LC”) with a new letter of credit in the amount of $475,000 (the “New LC”). Pursuant to the Landlord LC Agreement, the Company will pay the LC Facilitator an amount equal to $10,000 per month as consideration for the New LC and reimburse LC Facilitator up to $7,500 for reasonable out-of-pocket expenses incurred in establishing the New LC. The New LC will expire no earlier than December 31, 2020, provided, however that the Company, at no additional cost, may replace the New LC on an earlier date, at the Company’s sole discretion upon 30 days’ written notice to LC Facilitator.

Corporate Information

We were incorporated in the State of Delaware on June 6, 2013. Our principal executive offices are located at 201 Mission Street, Suite 2375, San Francisco, CA 94015 and our telephone number is (415) 371-8300. Our website address is https://jaguar.health. The information contained on, or that can be accessed through, our website is not part of this prospectus. Our common stock is listed on the Nasdaq Capital Market and trades under the symbol “JAGX.”

Jaguar Health, our logo, Canalevia, Neonorm and Mytesi are our trademarks that are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ©, ® or TM symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

THE OFFERING

Common stock to be offered by the Selling Stockholder	Up to 6,018,615 shares

Shares of Common Stock outstanding before this offering	18,324,578 shares, as of March 26, 2020

Shares of Common Stock outstanding after this offering (assuming the conversion of all Series B-2 Convertible Preferred Stock into shares of Common Stock)	24,343,193 shares

Use of Proceeds

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholder. We will receive proceeds from the sale of shares to Oasis Capital under the Equity Line. Oasis Capital has committed to purchase up to $2,000,000 worth of shares of our common stock (the “Put Shares”) over the 36-month term of the Equity Purchase Agreement.

Plan of Distribution

The Selling Stockholder may, from time to time, sell any or all of their shares of our Common Stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be fixed or negotiated prices. For further information, see “Plan of Distribution” beginning on page 16.

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Nasdaq Capital Market symbol	“JAGX”.

RISK FACTORS

Please carefully consider the risk factors described below and those described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

The sale of our common stock to Oasis Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Oasis Capital could cause the price of our common stock to decline.

We have registered for sale 4,587,155 shares of common stock that we may sell to Oasis Capital under the Equity Purchase Agreement. It is anticipated that these shares will be sold over a period of up to approximately 36 months from the date of this prospectus. The number of shares ultimately offered for sale by Oasis Capital under this prospectus is dependent upon the number of shares we elect to sell to Oasis Capital under the Equity Purchase Agreement. Sales by Oasis Capital of shares acquired pursuant to the Equity Purchase Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. See the section titled “Dilution” below for a more detailed discussion.

The sale of a substantial number of shares of our common stock by Oasis Capital in this offering, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. Following the issuance of shares of common stock under the Equity Line, Oasis Capital may offer and resell the shares at a price and time determined by them. This may cause the market price of our common stock to decline, and the timing of sales and the price at which the shares are sold by Oasis Capital could have an adverse effect upon the public market for our common stock.

There is an increased potential for short sales of our common stock due to the sale of shares pursuant to the Equity Purchase Agreement, which could materially affect the market price of our common stock.

Downward pressure on the market price of our common stock that likely will result from resales of the common stock issued pursuant to the Equity Purchase Agreement could encourage short sales of common stock by market participants other than the selling stockholder. Generally, short selling means selling a security not owned by the seller. The seller is committed to eventually purchase the security previously sold. Short sales are used to capitalize on an expected decline in the security’s price — typically, investors who sell short believe that the price of the stock will fall, and anticipate selling at a price higher than the price at which they will buy the stock. Significant amounts of such short selling could place further downward pressure on the market price of our common stock.

Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of our common stock.

Our common stock is listed on The Nasdaq Capital Market, which imposes, among other requirements a minimum bid requirement. The closing bid price for our common stock must remain at or above $1.00 per share to comply with Nasdaq’s minimum bid requirement for continued listing. If the closing bid price for our common stock is less than $1.00 per share for 30 consecutive business days, Nasdaq may send us a notice stating that we will be provided a period of 180 days to regain compliance with the minimum bid requirement or else Nasdaq may make a determination to delist our common stock. Our common stock traded for less than $1.00 for 30 consecutive trading days, and we received notice of this from the Listing Qualifications Staff of The Nasdaq Stock Market LLC on December 30, 2019. Under Nasdaq Listing Rule 5810(c)(3)(A), the Company has been granted a 180 calendar day grace period, or until June 29, 2020, to regain compliance with the minimum bid price requirement. The minimum bid price requirement will be met if our common stock has a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180 calendar day grace period. We are diligently working to evidence compliance with the minimum bid requirement for continued listing on Nasdaq; however, there can be no assurance that we will be able to regain compliance or that Nasdaq will grant us a further extension of time to regain compliance, if necessary.

The Company may be eligible for additional time to comply if it does not achieve compliance with the minimum bid price requirement by June 29, 2020. In order to be eligible for consideration for such additional time, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirement, and must notify Nasdaq in writing of its intention to cure the deficiency during the second compliance period.

The delisting of our common stock from Nasdaq may make it more difficult for us to raise capital on favorable terms in the future. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. Further, if we were to be delisted from The Nasdaq Capital Market, our common stock would cease to be recognized as covered securities and we would be subject to regulation in each state in which it offers its securities. Moreover, there is no assurance that any actions that we take to restore our compliance with the Nasdaq minimum bid requirement would stabilize the market price or improve the liquidity of our common stock, prevent our common stock from falling below the Nasdaq minimum bid price required for continued listing again or prevent future non-compliance with Nasdaq’s listing requirements.

SELECTED FINANCIAL DATA

The following net loss per share, basic and diluted, has been derived from the audited financial statements of the Company contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference in this prospectus.

The historical financial information set forth below may not be indicative of our future performance and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of the initial registration statement of which this prospectus forms a part and that also are incorporated herein by reference.

	Year Ended December 31,	Year Ended December 31,
	2019	2018
Net loss per share, basic and diluted	$(9.01)	$(153.27)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). We have made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in or incorporated by reference into this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, timing of receipt of clinical trial, field study and other study data, and likelihood of success, commercialization plans and timing, other plans and objectives of management for future operations, and future results of current and anticipated products are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions including those listed in the ‘‘Risk Factors’’ incorporated by reference into this prospectus from our Annual Report on Form 10-K, as updated by subsequent reports. Forward-looking statements are subject to inherent risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Common Stock in this offering. The Selling Stockholder will receive all of the proceeds from this offering. However, we may receive up to an aggregate of $2 million in proceeds from the sale of our Common Stock to Oasis Capital pursuant to the Equity Line. The proceeds received from the sale of the shares under the Equity Line will be used for working capital and general corporate purposes, including the additional purchase of API and drug product to address potential impact of coronavirus pandemic. This anticipated use of net proceeds from the sale of our Common Stock to Oasis Capital under the Equity Line represents our intentions based upon our current plans and business conditions.

The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel, certain expenses of counsel to the Selling Stockholder and our independent registered public accountants.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 26, 2020 by:

•       each person, or group of affiliated persons, who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•       each of our directors;

•       each of our executive officers; and

•       all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options, warrants or RSUs that are currently exercisable or vested, or exercisable or subject to vesting within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the options, warrants, or RSUs for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The information is not necessarily indicative of beneficial ownership for any other purpose, including for purposes of Section 13(d) and Section 13(g) of the Securities Act.

Applicable percentage ownership is based on (i) 18,324,578 shares of common stock, (ii) 5,524,926 shares of Series A Preferred Stock outstanding (473,565 of common stock on an as converted basis) , (iii) 1,971 shares of Series B Preferred Stock outstanding (4,422,924 of common stock on an as converted basis), and (iv) 7,534 shares of Series B-2 Preferred Stock outstanding (1,431,460 of common stock on an as converted basis) as of March 26, 2020. Each share of Series A Preferred Stock is convertible into approximately 0.857 shares of Common Stock; each share of Series B Preferred Stock is convertible into approximately 2,244 shares of Common Stock; and each share of Series B-2 Preferred Stock is convertible into approximately 190 shares of Common Stock.  The total shares of common stock outstanding may be adjusted for the purpose of calculating the percentage ownership of a person that has options, warrants or RSUs that are currently exercisable or vested, or exercisable or subject to vesting within 60 days of the date of this prospectus but not for the purpose of recalculating the percentage ownership of any other person.

Except as otherwise set forth below, the address of each beneficial owner listed in the table below is c/o Jaguar Health, Inc., 201 Mission Street, Suite 2375, San Francisco, California 94105.

Name and Address of Beneficial Owner	Beneficially Owned
5% Stockholders
Ionic Ventures, LLC(1)	2,272,475	9.99%
Roy Rogers(2)	1,745,832	9.37%
Oasis Capital, LLC(3)	1,434,608	7.26%
Bryan Ezralow (4)	1,277,123	6.74%
Executive Officers and Directors
Lisa A. Conte(5)	492,631	2.62%
Steven R. King, Ph.D.(6)	151,866	—	*
Jonathan S. Wolin(7)	93,099	—	*
Carol Lizak(8)	28,599	—	*
James J. Bochnowski(9)	854,485	4.50%
Jonathan B. Siegel(10)	140,308	—	*
John Micek III(11)	47,439	—	*
Greg Divis(12)	39,536	—	*
Jiahao Qiu(13)	181	—	*
All executive officers and directors as a group (9 persons)(14)	1,848,144	9.83%

*                    Less than 1%.

(1)            Represents (i) 449,584 shares of Common Stock issued to Ionic Ventures, LLC (“Ionic”) and (ii) 4,422,924 shares of common stock issuable upon conversion of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock held by Ionic may be exercised only to the extent that the total number of shares of common stock then beneficially owned by Ionic does not exceed 9.99% of the outstanding shares of our common stock. The address for the reporting person is 5328 Yacht Haven Grande, Box#15/Suite C201, St. Thomas, VI 00802.

(2)               Represents (i) 1,441,665 shares of Common Stock, of which 1,263,094 shares were issued to Rogers Family Trust, UTD 01/21/1981 and 178,571 shares were issued to Roy and Ruth Rogers Unitrust, UTD 09/28/1989 and (ii) 304,167 shares of common stock issuable upon exercise of warrants held by Rogers Family Trust, UTD 01/21/1981. Roy L. Rogers is the trustee of the Rogers Family Trust, UTD 01/21/1981 and Roy and Ruth Rogers Unitrust, UTD 09/28/1989. Such purchase warrants may be exercised only to the extent that the total number of shares of common stock then beneficially owned by Rogers does not exceed 9.99% of the outstanding shares of our common stock. The address for the reporting person is 27927 Briones Way, Los Altos, CA 94022.

(3)            Represents (i) 1,431,460 shares of Series B-2 Preferred Stock issued to Oasis as converted and (ii) a warrant exercisable for 2,648 shares of Common Stock. The address for the reporting person is 208 Ponce de Leon Ave Ste 1600, San Juan, Puerto Rico 00918. The Series B-2 Preferred Stock held by Oasis may be converted into common stock only to the extent that the total number of shares of common stock then beneficially owned by Oasis does not exceed 9.99% of the outstanding shares of our common stock.

(4)            Represents (i) 259,041 shares of Common Stock, of which 194,281 shares were issued to Bryan Ezralow 1994 Trust u/t/d 12/22/1994, of which Mr. Ezralow is the sole trustee, and of which 64,760 shares were issued to EZ MM&B Holdings, LLC (“EZ MM&B”), where Mr. Ezralow is the sole trustee of one of the trusts that is a manager of EZ MM&B and a co-trustee and manager, respectively, of the two trusts and limited liability company that comprise the managing members of one of the other managers of EZ MM&B, shares voting and dispositive power over such shares, and thus may be deemed to beneficially own such shares, (ii) Bridge Warrants exercisable into 500,000 shares of Common Stock, (iii) Series 1 Warrants, exercisable into 259,041 shares of Common Stock, and (iv) Series 2 Warrants, exercisable into 259,041 shares of Common Stock. The address for the reporting person is 23622 Calabasas Road, Suite 200, Calabasas, CA 91302.

(5)            Represents (i) 32 shares of Common Stock (ii) 455,099 shares of Common Stock issuable to Ms. Conte under stock options that are exercisable or will become exercisable in the 60 days subsequent to  March 26, 2020, and (iii) Bridge Warrants exercisable into 37,500 shares of Common Stock. The weighted average exercise price of the 455,099 stock options is $11.46.

(6)            Represents (i) 6 shares of Common Stock and (ii) 151,860 shares of Common Stock issuable to Dr. King under stock options that are exercisable or will become exercisable in the 60 days subsequent to March 26, 2020. The weighted average exercise price of the 151,860 stock options is $11.81.

(7)            Represents 93,099 shares of Common Stock issuable to Mr. Wolin under stock options that are exercisable or will become exercisable in the 60 days subsequent to March 26, 2020. The weighted average exercise price of the 93,099 stock options is $1.84.

(8)            Represents 28,599 shares of Common Stock issuable to Ms. Lizak under stock options that are exercisable or will become exercisable in the 60 days subsequent to March 26, 2020. The weighted average exercise price of the 28,599 stock options is $1.56.

(9)            Represents (i) 181,618 shares of Common Stock, (ii) 92,953 shares of Common Stock issuable to Mr. Bochnowski under stock options that are exercisable or will become exercisable in the 60 days subsequent to March 26, 2020, and (iii) Bridge Warrants exercisable into 579,914 shares of Common Stock. All securities other than stock options are held by the Bochnowski Family Trust. Mr. Bochnowski is a co-trustee and beneficiary of such trust and shares voting and investment control over such shares with his spouse. The weighted average exercise price of the 92,953 stock options is $16.89.

(10)     Represents (i) 13,276 shares of Common Stock, (ii) 67,247 shares of Common Stock issuable to Mr. Siegel under stock options that are exercisable or will become exercisable in the 60 days subsequent to March 26, 2020, and (iii) Bridge Warrants exercisable into 59,785 shares of Common Stock. The weighted average exercise price of the 67,247 stock options is $4.61.

(11)     Represents 47,439 shares of Common Stock issuable to Mr. Micek under stock options that are exercisable or will become exercisable in the 60 days subsequent to March 26, 2020. The weighted average exercise price of the 47,439 stock options is $16.39.

(12)     Represents 39,536 shares of Common Stock issuable to Mr. Divis under stock options that are exercisable or will become exercisable in the 60 days subsequent to March 26, 2020. The weighted average exercise price of the 39,536 stock options is $3.85.

(13)     Represents 181 shares of Common Stock issuable to Mr. Qui under stock options that are exercisable or will become exercisable in the 60 days subsequent to March 26, 2020. The weighted average exercise price of the 181 stock options is $956.02.

(14)     See notes (5) - (13).

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of December 31, 2019, our historical net tangible book value was $(15.4) million, or $(1.07) per share of common stock (based upon 14,311,443 outstanding shares of common stock). Our historical net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the 14,311,443 shares of common stock outstanding as of December 31, 2019.

Our pro forma net tangible book value as of March 26, 2019 would have been approximately $(13.6) million, or $(0.74) per share of common stock (based upon 18,324,578 outstanding shares of common stock), after giving effect to (i) the issuance of 499,890 shares of common stock upon conversion of Series B-2  convertible preferred stock in January 2020, (ii) the issuance of 458,022 shares of common stock upon a concurrent repricing and exercise of Series 2 warrants for $317,000 in February 2020, (iii) the issuance of 90,940 shares of common stock upon a concurrent repricing and exercise of warrants for $55,000 in March 2020, (iv), the issuance of 1,250,000 shares of common stock upon a concurrent repricing and exercise of warrants for $653,400 in March 2020 and (v) the issuance of 1,714,283 shares of common stock in a PIPE financing for $720,000 in March 2020 (collectively, the “pro forma adjustments”).

After giving effect to (i) the pro forma adjustments described above, (ii) the sale by us of 4,587,155 shares of common stock pursuant to the Equity Purchase Agreement at a price of $0.44 per share and (iii) after deducting the estimated offering expenses of 68,807 shares of common stock and $45,262 payable by us, our pro forma as adjusted net tangible book value after this offering would have been approximately $(11.7) million, or $(0.51) per share of common stock. This amount represents an immediate increase in net tangible book value of $0.56 per share to existing stockholders and an immediate dilution of $0.95 per share to purchasers in this offering. The following table illustrates the dilution on a per share basis:

Public offering price per share		$0.44
Historical net tangible book value per share as of December 31, 2019	$(1.07)
Pro forma Increase in net tangible book value per share attributable to pro forma events	$0.33
Pro forma net tangible book value per share as of March 26, 2019	$(0.74)
Increase in pro forma net tangible book value per share attributable to this offering	$0.23
Pro forma as adjusted net tangible book value per share after this offering		$(0.51)
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$0.95

The dilution information set forth in the table above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding after this offering is based on 22,942,158 shares of our voting common stock and 40,301,237 (38,382 shares of non-voting common stock on an as converted basis) shares of our non-voting common stock outstanding as of March 26, 2020, and excludes the following:

•                  17,622,930 shares of common stock issuable upon exercise of warrants outstanding as of March 26, 2020, with a weighted average exercise price of $1.92 per share;

•                  473,565 shares of common stock issuable upon conversion of 5,524,926 outstanding Series A redeemable convertible preferred shares as of March 26, 2020, with an effective conversion ratio of $19.425 per common share;

•                  4,422,924 shares of common stock issuable upon conversion of 1,971 outstanding Series B convertible preferred shares as of March 26, 2020, with an effective conversion ratio of $0.01 per common share;

•                  1,431,460 shares of common stock issuable upon conversion of 7,534 outstanding Series B-2 convertible preferred shares as of March 26, 2020, with an effective conversion ratio of $0.01 per common share;

•                  399 shares of common stock issuable upon exercise of outstanding options as of March 26, 2020, issued under the 2013 Plan, with a weighted average exercise price of $3,244.00 per share;

•                  4,515,117 shares of common stock issuable upon exercise of outstanding options as of March 26, 2020, issued under the 2014 Plan, with a weighted average exercise price of $4.48 per share;

•                  74 shares of common stock issuable upon exercise of outstanding inducement options as of March 26, 2020, issued under the 2014 Plan, with a weighted-average exercise price of $122.50 per share;

•                  158,826 shares of common stock reserved for future issuance under the 2014 Stock Incentive Plan as of March 26, 2020; and

•                  5,613 shares of common stock issuable upon vesting of outstanding restricted stock unit awards, or RSUs, as of March 26, 2020.

SELLING STOCKHOLDER

The shares of Common Stock being offered by the Selling Stockholder are those shares previously issued to the Selling Stockholder. For additional information regarding the issuance of those shares of Common Stock see “Prospectus Summary—Description of the Issuance of Shares” above. We are registering shares of Common Stock in order to permit the Selling Stockholder to offer the shares for resale from time to time.

The following table sets forth:

•                  the Selling Stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholder;

•                  the number of shares of Common Stock beneficially owned by the Selling Stockholder, based on their ownership of the shares of Common Stock, as of March 26, 2020, without regard to any limitations on exercises prior to the sale of the shares covered by this prospectus;

•                  the number of shares that may be offered by the Selling Stockholder pursuant to this prospectus;

•                  the number of shares to be beneficially owned by the Selling Stockholder and their affiliates following the sale of any shares covered by this prospectus; and

•                  the percentage of our issued and outstanding Common Stock to be beneficially owned by the Selling Stockholder and their affiliates following the sale of all shares covered by this prospectus, based on the Selling Stockholder’s ownership of Common Stock as of March 26, 2020.

This prospectus generally covers the (i) resale of all shares received by the Selling Stockholder in connection with the transactions contemplated by the Equity Purchase Agreement and (ii) resale of all shares of Common Stock that are issuable upon conversion by the Selling Stockholder of the Company’s Series B-2 Preferred Stock.

The Selling Stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

	Number of shares of Beneficially Owned Prior to		Maximum Number of shares of Common Stock to be Sold Pursuant to this		Number of shares of Common Stock Beneficially Owned After Offering(1)(2)
Name of Selling Stockholder	Offering(1)		Prospectus		Number	Percent(3)
Oasis Capital, LLC	1,434,608	(3)	6,018,615	(4)	3,158	—	*

*                      Less than 1%.

(1)              Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to shares of Common Stock. Shares of Common Stock subject to options and warrants exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any person.

(2)              Assumes that each Selling Stockholder sells all shares of Common Stock registered under this prospectus held by such Selling Stockholder.

(3)              Represents (i) 1,431,460 shares of Common Stock issuable upon conversion of Series B-2 Preferred Stock issued to Oasis Capital and (ii) a warrant exercisable for 2,648 shares of Common Stock. The address for the reporting person is 208 Ponce de Leon Ave Ste 1600, San Juan, Puerto Rico 00918. The Series B-2 Preferred Stock held by Oasis may be converted into common stock only to the extent that the total number of shares of common stock then beneficially owned by Oasis does not exceed 9.99% of the outstanding shares of our common stock. We (x) may elect in our sole discretion to sell to Oasis Capital up to 4,587,155 shares under the Equity Purchase Agreement and (y) will issue 68,807 commitment shares to Oasis Capital upon receipt of shareholder approval, but Oasis Capital does not presently beneficially own those shares described in clauses (x) and (y) as determined in accordance with the rules of the SEC.

(4)              Represents the amount of Common Stock issuable pursuant to the Purchase Agreements.

PLAN OF DISTRIBUTION

The Selling Stockholder may, from time to time, sell any or all of shares of our Common Stock covered hereby on the Nasdaq Stock Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Selling Stockholder may sell  all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•            on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•            in the over-the-counter market;

•            in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•            ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•            block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•            purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•            an exchange distribution in accordance with the rules of the applicable exchange;

•            privately negotiated transactions;

•            in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•            through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•            a combination of any such methods of sale; or

•            any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker- dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, provided such amounts are in compliance with FINRA Rule 2121. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Common Stock will be paid by the selling stockholder and/or the purchasers.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. With respect to any shares of Common Stock issued pursuant to the Equity Line are resold hereunder, the Selling Stockholder is deemed as an underwriter and any broker-dealers that are involved in selling such shares is deemed as an underwriter. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and such broker-dealers or agents will be subject to the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock. Because it is only a summary of the provisions of our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and amended and restated bylaws, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Certificate of Incorporation, amended and restated bylaws, and the form of the Warrants, each of which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 210,000,000 shares of capital stock, which consists of (i) 150,000,000 shares of Common Stock, $0.0001 par value per share, (ii) 50,000,000 shares of convertible non-voting common stock, $0.0001 par value per share and (iii) 10,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock

•                  As of March 26, 2020, we had 18,286,196 shares of voting common stock and 40,301,237 shares of non-voting common stock (38,382 shares of voting common stock on an as converted basis) outstanding.

•                  As of March 26, 2020, we had 30 record holders of common stock.

Voting Rights

The holders of our voting common stock are entitled to one vote per share on all matters to be voted on by our stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to the prior distribution rights of preferred stock then outstanding. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering, when paid for, will be fully paid and nonassessable.

Quotation on the Nasdaq Capital Market

Our common stock is quoted on the NASDAQ Capital Market under the symbol “JAGX”.

Transfer Agent

The transfer agent of our common stock is American Stock Transfer & Trust Company, LLC. Their address is 6201 15th Avenue, Brooklyn, New York, 11219.

Series B-2 Preferred Stock

General

The certificate of designation providing for the rights, preferences and privileges of the Series B-2 Preferred Stock, as filed with the Secretary of State of the State of Delaware (the “Series B-2 Certificate of Designation”) authorizes the Company to issue 10,165 shares of Series B-2 Preferred Stock. Any reference to the share prices below in the description of the Series B-2 Preferred Stock, including but not limited to the conversion price for the Series B-2 Preferred Stock and the amount of the liquidation preference per share, is subject to adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization, as further described in the Series B-2 Certificate of Designation.

Conversion

Each share of Series B-2 Preferred Stock will be initially convertible at any time at the holder’s option into the number of shares of our common stock determined by dividing the $153.90 stated value per share of the Series B-2 Preferred Stock by an assumed conversion price of $0.81 per share. The conversion price per share will be subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations. Notwithstanding the foregoing, the Series B-2 Certificate of Designation will further provide that we shall not effect any conversion of the Series B-2 Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of Series B-2 Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 9.99% of the shares of our common stock then outstanding after giving effect to such exercise

Fundamental Transaction

In the event we consummate a merger or consolidation with or into an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government or other entity of any kind, pursuant to which our Common Stock is effectively converted or exchanged for other securities, cash or other property, or we, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “B-2 Fundamental Transaction”), then immediately prior but subject to the occurrence of such B-2 Fundamental Transaction, each outstanding share of Series B-2 Preferred Stock will automatically convert into shares of Common Stock, without any action of or by the holders of the Series B-2 Preferred Stock or us, at the conversion price then in effect, and the holders of Series B-2 Preferred Stock will receive, for each conversion share, such consideration, at the same time and subject to the same terms and conditions, as the other holders of Common Stock pursuant to the terms of such B-2 Fundamental Transaction.

Liquidation Preference

In the event of a liquidation, the holders of Series B-2 Preferred Stock will be entitled to participate on an as-converted-to-Common-Stock basis with holders of the Common Stock in any distribution of assets of the Company to the holders of the Common Stock.

Voting Rights

With certain exceptions, as described in the Series B-2 Certificate of Designation, the Series B-2 Preferred Stock will have no voting rights. However, as long as any shares of Series B-2 Preferred Stock remain outstanding, the Series B-2 Certificate of Designation provides that we shall not, without the affirmative vote of holders of a majority of the then-outstanding shares of Series B-2 Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series B-2 Preferred Stock or alter or amend the Series B-2 Certificate of Designation.

Dividends

The Series B-2 Certificate of Designation provides, among other things, that we shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as we pay dividends on each share of Series B-2 Preferred Stock on an as-converted basis. Other than as set forth in the previous sentence, the Series B-2 Certificate of Designation will provide that no other dividends shall be paid on shares of Series B-2 Preferred Stock and that we shall pay no dividends (other than dividends in the form of common stock) on shares of common stock unless we simultaneously comply with the previous sentence.

Repurchase Restrictions

The Series B-2 Certificate of Designation does not provide for any restriction on the repurchase of Series B-2 Preferred Stock by us while there is any arrearage in the payment of dividends on the Series B-2 Preferred Stock. There will be no sinking fund provisions applicable to the Series B-2 Preferred Stock.

Redemption

We will not be obligated to redeem or repurchase any shares of Series B-2 Preferred Stock. Shares of Series B-2 Preferred Stock will not otherwise be entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware Law

Certain provisions of Delaware law and our Certificate of Incorporation and amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our Certificate of Incorporation and amended and restated bylaws include provisions that:

•                  require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•                  specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors, the chief executive officer or the president;

•                  establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•                  provide that directors may be removed only for cause;

•                  provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•                  establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms;

•                  specify that no stockholder is permitted to cumulate votes at any election of our board of directors; and

•                  require approval of the stockholders of at least 75% of the shares and a majority of the board of directors to amend certain of the above-mentioned provisions.

Exclusive Jurisdiction

Under the provisions of our Certificate of Incorporation and amended and restated bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or amended and restated bylaws; or (v) any action asserting a claim against us governed by the internal affairs doctrine; provided that, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, then any such action may be brought in another state or federal court sitting in the State of Delaware. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Certificate of Incorporation or amended and restated bylaws to be inapplicable or unenforceable in such action.  Our amended and restated bylaws provide that if any part of the exclusive forum provision is held to be invalid, illegal or unenforceable, as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such part in any other circumstance and of the remaining parts of the exclusive forum provision and the application of such provision to other persons or entities and circumstances will not in any way be affected or impaired thereby.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•                  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•                  upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in the payment of a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law and our Certificate of Incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors, Executive Officers and Corporate Governance

Director Independence

Our common stock is listed on The Nasdaq Capital Market. Under Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation and Nominating Committee must be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, such person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, our board of directors, or any other board committee (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors periodically undertakes a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that five of our eight directors (i.e., Mr. Bochnowski, Mr. Micek, Mr. Qui, Mr. Siegel and Mr. Divis) do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq rules. Our board of directors also determined that Mr. Micek (chairperson), Mr. Bochnowski, and Mr. Siegel, who comprise our Audit Committee, Mr. Bochnowski (chairperson) and Mr. Siegel, who comprise our Compensation Committee, and Mr. Bochnowski and Mr. Micek, who comprised our Nominating Committee, satisfy the independence standards for those committees established by applicable SEC rules and the Nasdaq rules and listing standards.

In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Meetings and Comimttees of the Board of Directors

Audit Committee

The members of our Audit Committee are Mr. Micek, Mr. Bochnowski, and Mr. Siegel. Mr. Micek is the chairperson of the Audit Committee. Our Audit Committee’s responsibilities include:

•                  appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•                  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;

•                  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•                  monitoring our internal control over financial reporting, disclosure controls and procedures and code of conduct;

•                  discussing our risk management policies;

•                  establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•                  reviewing and approving or ratifying any related person transactions; and

•                  preparing the Audit Committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

Our board of directors has determined that each of Mr. Micek, Mr. Bochnowski, and Mr. Siegel is an independent director under Nasdaq rules and under Rule 10A-3. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Mr. Micek is an “audit committee financial expert,” as defined by applicable SEC rules, and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations.

The Audit Committee held 4 meetings in 2019. The audit committee has adopted a written charter approved by our board of directors, which is available on our website at: https://jaguarhealth.gcs-web.com/static-files/aeabd726-16c2-4219-a755-475e9c87b851

Compensation Committee

The members of our Compensation Committee are Mr. Bochnowski (chairperson) and Mr. Siegel. Mr. Bochnowski is the chairperson of the Compensation Committee. Our Compensation Committee’s responsibilities include:

•                  determining, or making recommendations to our board of directors with respect to, the compensation of our Chief Executive Officer;

•                  determining, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•                  overseeing and administering our cash and equity incentive plans;

•                  reviewing and making recommendations to our board of directors with respect to director compensation; and

•                  preparing the Compensation Committee report and necessary disclosure in our annual proxy statement in accordance with applicable SEC rules.

To determine compensation, the Compensation Committee, with input from the Chief Executive Officer (who does not participate in the deliberations regarding her own compensation), reviews, at least annually, and makes recommendations to the board of directors appropriate compensation levels for each executive officer of the Company. The Compensation Committee considers all factors it deems relevant in setting executive compensation.

Our board has determined that each of Mr. Bochnowski (chairperson) and Mr. Siegel is independent under the applicable Nasdaq rules and regulations, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee held 1 meeting in 2019. All compensation-related matters were approved at the board of directors level. The Compensation Committee has adopted a written charter approved by the board of directors, which is available on our website at: https://jaguarhealth.gcs-web.com/static-files/653862da-1aa9-4819-b559-5c5654189e80. Under its charter, the Compensation Committee has the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in its charter but only after taking into consideration factors relevant to the compensation consultant’s independence from management specified in Nasdaq Listing Rule 5605(d)(3)(D). The Compensation Committee currently has not retained or sought advice from a compensation consultant.

Nominating Committee

The members of our Nominating Committee are Mr. Bochnowski and Mr. Micek. Our Nominating Committee’s responsibilities include:

•                  identifying individuals qualified to become members of our board of directors;

•                  evaluating qualifications of directors;

•                  recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors; and

•                  overseeing an annual evaluation of our board of directors.

The Nominating Committee did not hold any meetings in 2019. All nomination-related matters were approved at the board of directors level. The Nominating Committee has adopted a written charter approved by the board of directors, which is available on our website at: https://jaguarhealth.gcs-web.com/static-files/02dfed04-9508-44cd-a96a-3215e565111c.

Meetings and Attendance During 2019

The board of directors held 13 meetings in 2019. Except for Jiahao Qui, each director who served as a director during 2019 participated in 75% or more of the meetings of the board of directors and of the committees on which he or she served, if any, during the year ended December 31, 2019 (during the period that such director served).

We do not have a written policy on director attendance at annual meetings of stockholders. We encourage, but do not require, our directors to attend the Annual Meeting. Two directors attended the 2019 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our President and Chief Executive Officer, our Chief Financial Officer and other employees who perform financial or accounting functions. The Code of Business Conduct and Ethics sets forth the basic principles that guide the business conduct of our employees. A current copy of the code is on our website at https://jaguarhealth.gcs-web.com/corporate-governance. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions on our website to the extent required by applicable rules and exchange requirements.

Policy Against Pledging and Hedging of the Company’s Securities

Our Policy on Insider Trading and Tipping expressly prohibits directors, officers, employees and other persons determined by us to be “Insiders,” including their immediate family members sharing the same household and entities over which they exercise control, from engaging in hedging transactions involving our securities (or any other financial transactions that are designed to hedge or offset any decrease in market value of our equity securities) without advance approval from the Compliance Officer. The policy similarly prohibits such individuals from holding our securities in a margin account and pledging our securities as collateral for loans without advance approval from the Compliance Officer. The policy applies to all of our securities held, excluding the exercise of options for cash under an equity plan of the Company, bona fide gifts of our securities and transactions in our securities made through an authorized Rule 10b5-1 trading plan. There were no exceptions approved by the Compliance Officer during the last fiscal year.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee or other board committee performing equivalent functions of any entity that has one or more of its executive officers serving on our board of directors or Compensation Committee.

Limitation of Liability and Indemnification

Our COI and Bylaws contain provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•                  any breach of the director’s duty of loyalty to us or our stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•                  any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Our COI provides that we indemnify our directors to the fullest extent permitted by Delaware law. In addition, our Bylaws provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our COI and Bylaws and our indemnification agreements, may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers. There is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Board Leadership Structure

Our Bylaws and corporate governance guidelines provide our board of directors with flexibility in its discretion to combine or separate the positions of Chairperson of the board of directors and chief executive officer. As a general policy, our board of directors believes that separation of the positions of Chairperson and chief executive officer reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the board of directors as a whole. We expect and intend the positions of Chairperson of the board and chief executive officer to be held by two individuals in the future.

Risk Oversight

Our board of directors monitors our exposure to a variety of risks through our Audit Committee. Our Audit Committee charter gives the Audit Committee responsibilities and duties that include discussing with management and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Our Audit Committee is also responsible for monitoring and controlling exposures to cybersecurity risks and discussing such risks with management.

Nomination of Directors

There have been no material changes to the procedures by which stockholders may recommend nominees to our board of directors. Recommendations to the board of directors for election as directors of Jaguar at an annual meeting may be made only by the Nominating Committee or by the Company’s stockholders (through the Nominating Committee) who comply with the timing, informational, and other requirements of our Bylaws, except for the right of the holders of Series A Preferred Stock to elect up to two directors (voting as a separate class), which is not subject to such procedural limitations. Stockholders have the right to recommend persons for nomination by submitting such recommendation, in written form, to the Nominating Committee, and such recommendation will be evaluated pursuant to the policies and procedures adopted by the board of directors. Such recommendation must be delivered to or mailed to and received by the Secretary of the Company at the principal executive offices not less than 90 days nor more than 120 calendar days prior to the first anniversary of the date the preceding year’s annual meeting, except that if no annual meeting of stockholders was held in the preceding year or if the date of the annual meeting of stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the preceding year’s proxy statement, the notice shall be received by the Secretary at the Company’s principal executive offices not less than 150 calendar days prior to the date of the contemplated annual meeting or the date that is 10 calendar days after the date of the first public announcement or other notification to stockholders of the date of the contemplated annual meeting, whichever first occurs. The deadline to submit recommendations for election as directors at the 2020 Annual Meeting has already passed.

The Nominating Committee, in accordance with the board of directors’ governance principles, seeks to create a board that has the ability to contribute to the effective oversight and management of the Company, that is as a whole strong in its collective knowledge of and diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business judgment, biotechnology industry knowledge, corporate governance and global markets. The Nominating Committee does not currently have a policy with regard to the consideration of diversity in identifying director nominees. When the Nominating Committee reviews a potential new candidate, the Nominating Committee looks specifically at the candidate’s qualifications in light of the needs of the board of directors and the Company at that time given the then current mix of director attributes.

General criteria for the nomination and evaluation of director candidates include:

•                  loyalty and commitment to promoting the long term interests of the Company’s stockholders;

•                  the highest personal and professional ethical standards and integrity;

•                  an ability to provide wise, informed and thoughtful counsel to top management on a range of issues;

•                  a history of achievement that reflects superior standards for themselves and others;

•                  an ability to take tough positions in constructively-challenging the Company’s management while at the same time working as a team player; and

•                  individual backgrounds that provide a portfolio of personal and professional experience and knowledge commensurate with the needs of the Company.

The Nominating Committee must also ensure that the members of the board of directors as a group maintain the requisite qualifications under the applicable Nasdaq Stock Market listing standards for populating the Audit, Compensation and Nominating Committees.

Written recommendations from a stockholder for a director candidate must include the following information:

•                  the stockholder’s name and address, as they appear on our corporate books;

•                  the class and number of shares that are beneficially owned by such stockholder;

•                  the dates upon which the stockholder acquired such shares; and

•                  documentary support for any claim of beneficial ownership.

Additionally, the recommendation needs to include, as to each person whom the stockholder proposes to recommend to the Nominating Committee for nomination to election or reelection as a director, all information relating to the person that is required pursuant to Regulation 14A under the Exchange Act, as amended, and evidence satisfactory to us that the nominee has no interests that would limit their ability to fulfill their duties of office.

Once the Nominating Committee receives a recommendation, it will deliver a questionnaire to the director candidate that requests additional information about his or her independence, qualifications and other information that would assist the Nominating Committee in evaluating the individual, as well as certain information that must be disclosed about the individual in the Company’s proxy statement, if nominated. Individuals must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating Committee.

The Nominating Committee will review the stockholder recommendations and make recommendations to the board of directors that the Committee feels are in the best interests of the Company and its stockholders.

The Nominating Committee has not received any recommendations from stockholders for the Annual Meeting.

Communications with the Board of Directors

Stockholders may contact an individual director or the board of directors as a group, or a specified board committee or group, including the non-employee directors as a group, by the following means:

Mail:	Attn: Board of Directors Jaguar Health, Inc. 201 Mission Street, Suite 2375 San Francisco, CA 94105
Email:	AskBoard@jaguar.health

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We also may refer communications to other departments within the Company. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests the Company’s general information.

Complaint and Investigation Procedures for Accounting, Internal Accounting Controls, Fraud or Auditing Matters

We have created procedures for confidential submission of complaints or concerns relating to accounting or auditing matters and contracted with Nasdaq to facilitate the gathering, monitoring and delivering reports on any submissions. As of the date of this report, there have been no submissions of complaints or concerns to Nasdaq. Complaints or concerns about our accounting, internal accounting controls or auditing matters may be submitted to the Audit Committee and our executive officers by contacting Nasdaq. Nasdaq provides phone, internet and e-mail access and is available 24 hours per day, seven days per week, 365 days per year. The hotline number is 1-844-417-8861 and the website is https://www.openboard.info/jagx. Any person may submit a written Accounting Complaint to jagx@openboard.info.

Our Audit Committee under the direction and oversight of the Audit Committee Chair will promptly review all submissions and determine the appropriate course of action. The Audit Committee Chair has the authority, in his discretion, to bring any submission immediately to the attention of other parties or persons, including the full board of directors, accountants and attorneys. The Audit Committee Chair shall determine the appropriate means of addressing the concerns or complaints and delegate that task to the appropriate member of senior management, or take such other action as it deems necessary or appropriate to address the complaint or concern, including obtaining outside counsel or other advisors to assist the Audit Committee.

Executive Officers

Our executive officers as of March 31, 2020 are as follows:

Name	Age	Position
Lisa A. Conte	61	Chief Executive Officer, President and Director
Steven R. King, Ph.D.	62	Chief of Sustainable Supply, Ethnobotanical Research and Intellectual Property and Secretary
Carol R. Lizak	56	Sr. Vice-President of Finance and Chief Accounting Officer
Jonathan S. Wolin	58	Chief of Staff, General Counsel and Chief Compliance Officer

Set forth below is a summary of the business experience of our Executive Vice President of Sustainable Supply, Ethnobotanical Research and Intellectual Property and Secretary, Steven R. King, our Chief Accounting Officer, Carol R. Lizak, and our Chief of Staff and General Counsel, Jonathan S. Wolin. Our Chief Executive Officer’s biography has been provided above.

Steven R. King, Ph.D.  Dr. King has served as our Executive Vice President of Sustainable Supply, Ethnobotanical Research and Intellectual Property since March 2014 and as our Secretary since September 2014. He was promoted to Chief of Sustainable Supply, Ethnobotanical Research and Intellectual Property in March 2020. From 2002 to 2014, Dr. King served as the Senior Vice President of Sustainable Supply, Ethnobotanical Research and Intellectual Property at our wholly-owned subsidiary, Napo Pharmaceuticals, Inc. Prior to that, Dr. King served as the Vice President of Ethnobotany and Conservation at Shaman Pharmaceuticals, Inc. Dr. King has been recognized by the International Natural Products and Conservation Community for the creation and dissemination of research on the long-term sustainable harvest and management of Croton lechleri, the widespread source of crofelemer. Dr. King is currently a member of the board of directors of Healing Forest Conservatory, a California not-for-profit public benefit corporation. Dr. King holds a Ph.D. in Biology from the Institute of Economic Botany of the New York Botanical Garden and an M.S. in Biology from the City University of New York.

Carol R. Lizak.  Ms. Lizak has served as our Chief Accounting Officer since August 13, 2019. She was promoted to Senior Vice-President of Finance and Chief Accounting Officer in March 2020. She served as our Vice President of Finance and Corporate Controller from May 2019 to August 2019. Prior to joining us, Ms. Lizak served as Senior Director and Corporate Controller of Zosano Pharma Corporation from November 2017 to January 2019, as Controller of Quantum Secure, Inc. from July 2016 to August 2017, and as Executive Director, Corporate Controller of Alexza Pharmaceuticals, Inc. from September 2014 to July 2016.  Prior thereto, she spent nine years as Corporate Controller of a subsidiary of HID Global Corporation. Ms. Lizak holds an M.B.A from Pepperdine University, Graziadio School of Business and Management and a B.S. in Business Administration from the University of Santo Tomas.

Jonathan S. Wolin.  Mr. Wolin has served as our Chief of Staff and General Counsel since September 4, 2019.  He joined the Company in November 2018 as Chief Compliance Officer and Corporate Counsel of the Company and continues to serve as Chief Compliance Officer. Prior to joining the Company, Mr. Wolin served as an independent consultant advising clients on corporate compliance from June 2017 to November 2018, as Chief Administrative Officer of Braden Partners (d/b/a Pacific Pulmonary Services) from September 2016 to May 2017, as Chief Compliance Officer of Natera, Inc. from June 2015 to August 2016, and as Chief Compliance Officer of Braden Partners from September 2013 to May 2015.  Mr. Wolin holds a J.D. from The Catholic University of America, Columbus School of Law, an M.B.A. from The George Washington University — School of Business and a B.S. in Accounting from the University of Maryland.

Officers serve at the discretion of the board of directors. There are no family relationships among any of our executive officers or among any of our executive officers and our directors. There is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected.

EXECUTIVE COMPENSATION

The total compensation paid to the Company’s Principal Executive Officer and its three highest compensated executive officers other than the Principal Executive Officer, respectively, for services rendered in 2019 and 2018, as applicable, is summarized as follows:

	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	All other compensation ($)(2)	Total ($)
Lisa A. Conte	2019	500,000	—	917,935	15,230	1,433,165
President and Chief Executive Officer	2018	480,000	30,000	490,046	19,014	1,019,060
Steven R. King, Ph.D.	2019	291,931	—	305,010	31,736	628,677
Chief, Sustainable Supply, Ethnobotanical Research and Intellectual Property	2018	287,045	—	460,001	36,316	783,362
Jonathan Wolin	2019	270,133	—	88,332	22,930	381,395
Chief of Staff, General Counsel and Chief Compliance Officer	2018	24,667	—	1,018	—	25,685
Karen S. Wright	2019	206,840	—	130,925	—	337,765
Chief Financial Officer and Treasurer(3)	2018	280,667	30,000	120,509	—	431,175

Footnotes to Summary Compensation Table

(1)                                 Represents the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year (for stock option awards) determined under FASB ASC Topic 718. On June 3, 2019, the Company filed the Certificate of Fifth Amendment to its Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a 1-for-70 reverse split of the Company’s voting common stock, effective June 7, 2019. The reverse split has been retrospectively reflected in the following options held by each executive officer as of December 31, 2019:

a.                                      Ms. Conte—an aggregate of 1,052,5431 shares were granted as follows: 153 shares granted April 1, 2014, 81 shares granted July 2, 2015, 108 shares granted July 7, 2015, 66 shares granted April 1, 2016 which became effective at the annual stockholders’ meeting of June 14, 2016, 303 shares granted September 22, 2016, 16 shares granted December 19, 2016, 272 shares granted December 21, 2017, 3,093 shares granted on March 12, 2018, 6,399 shares granted on June 1, 2018, and 1,042,052 shares granted on July 24, 2019. The weighted average exercise price of all of Ms. Conte’s option grants is $6.45. On March 20, 2020, Ms. Conte was granted 227,429 shares at an exercise price of $0.45.

b.                                      Dr. King—an aggregate of 351,029 shares were granted as follows: 89 shares granted April 1, 2014, 47 shares granted July 2, 2015 which became effective at the annual stockholders’ meeting of June 14, 2016, 27 shares granted April 1, 2016 which became effective at the annual stockholders’ meeting of June 14, 2016, 22 shares granted September 22, 2016, 4 shares granted December 19, 2016, 91 shares granted December 21, 2017, 1,265 shares granted on March 12, 2018, 2,133 shares granted on June 1, 2018, and 347,351 shares granted on July 24, 2019. The weighted average exercise price of all of Dr. King’s option grants is $6.63. On March 20, 2020, Dr. King was granted 75,810 shares at an exercise price of $0.45.

c.                                       Mr. Wolin—an aggregate of 305,442 shares were granted as follows: 1,429 shares granted November 28, 2019, 260,513 shares granted on July 24, 2019, and 41,500 shares granted on September 5, 2019. The weighted average exercise price of all of Mr. Wolin’s options grants is $1.79. On March 20, 2020, Dr. King was granted 56,857 shares at an exercise price of $0.45.

d.                                      Ms. Wright—an aggregate of 306,286 shares were granted as follows: 19 shares granted November 23, 2015, 4 shares granted April 1, 2016 which became effective at the annual stockholders’ meeting of June 14, 2016, 99 shares granted September 22, 2016, 3 shares granted December 19, 2016, 52 shares granted December 21, 2017, 951 shares granted on March 12, 2018, 1,226 shares granted on June 1, 2018, and 303,932 shares granted on July 24, 2019. The weighted average exercise price of all of Ms. Wright’s option grants is $4.91. Ms. Wright resigned from the Board on August 9, 2019, and as a result, all outstanding options held by Ms. Wright expired on November 8, 2019.

e.                                       All of the April 1, 2014 option grants vested 25% on January 1, 2015 (nine months from grant date), with the remainder vesting equally over the following 27 months such that the options are vested in full on April 1, 2017. Ms. Wright’s November 23, 2015 option vested 25% on September 9, 2016, with the remainder vesting equally over the following 27 months such that the option is vested in full on November 9, 2018. All of the July 2, 2015 options were granted contingent upon approval of the Company’s stockholders at the June 14, 2016 annual stockholders’ meeting and vest 1/36th per month beginning one month after grant date, with the remainder vesting equally over the following 35 months such that the option is vested in full on July 2, 2018. Ms. Conte’s July 7, 2015 option was likewise granted contingent upon approval of the Company’s stockholders at the June 14, 2016 annual stockholders’

meeting and vests 1/36th per month beginning one month after grant date, with the remainder vesting equally over the following 35 months such that the option is vested in full on July 7, 2018. All of the options granted on April 1, 2016 which became effective at the annual stockholders’ meeting of June 14, 2016, September 22, 2016, December 19, 2016 vest 1/36th per month beginning one month after grant, with the remainder vesting equally over the following 35 months such that the option is vested in full on December 19, 2019. All of the December 21, 2017 options grants vested in full as of March 31, 2018 if the option holder was an employee on that date. All of the March 12, 2018 options grants vest 1/36th per month beginning one month after grant, with the remainder vesting equally over the following 35 months such that the option is vested in full on March 12, 2021. All of the June 1, 2018 options grants vest 1/36th per month beginning one month after grant, with the remainder vesting equally over the following 35 months such that the option is vested in full on June 1, 2021.All of the July 24, 2019 option grants vest 1/36th per month over thirty-six months with additional vesting credited to an employee at a rate of 1/36 for every year of service at time of grant. The options will vest in full on July 23, 2022.

(2)                                 Amounts shown in this column reflect incremental health insurance premiums paid for such executive’s family members.

(3)                                 Ms. Wright served as Chief Financial Officer and Treasurer from December 15, 2015 until August 9, 2019.

Narrative to Summary Compensation Table

Understanding our history is key to the understanding of our compensation structure for 2018 and 2019. After our initial public offering closed on May 18, 2015, the executive officers of privately-held Jaguar Health, Inc. (f/k/a Jaguar Animal Health, Inc.) became our named executive officers.

Base Salary

On July 2, 2015, the Compensation Committee increased Ms. Conte’s annual base salary from $400,000 to $440,000 and Dr. King’s annual base salary from $255,000 to $280,500. The pay increases were effective June 15, 2015. On December 15, 2015, the Company’s board of directors appointed Karen S. Wright as the Company’s new Chief Financial Officer. Ms. Wright’s annual base salary is $240,000. On April 12, 2018, the Compensation Committee increased Ms. Conte’s annual base salary from $440,000 to $500,000, Dr. King’s annual base salary from $280,500 to $290,317, and Ms. Wright’s annual base salary from $240,000 to $301,000, all effective May 31, 2018. On November 1, 2019, Dr. King’s annual base salary was increased from $290,317 to $300,000. On September 6, 2019, we entered into a promotion letter with Mr. Wolin, pursuant to which his base salary was increased to $280,800, effective September 1, 2019. His annual base salary was increased to $300,000 and $309,000 effective November 1, 2019 and April 1, 2020, respectively.

Bonuses

We paid a one-time performance-based cash bonus of $30,000 to both Ms. Conte and Ms. Wright in 2018.

Equity Compensation

Ms. Conte and Dr. King received stock option grants at the time they were hired by privately-held Jaguar Animal Health, Inc. Such options generally vest over time, with 25% of the options vesting after nine months of employment and monthly vesting thereafter with full vesting after three years. Ms. Wright and Mr. Wolin received stock option grants with a similar vesting schedule at the time they were hired by us. The board of directors periodically grants additional options to the current named executive officers that typically vest ratably over a three-year period.

All stock options and RSUs issued to our current named executive officers vest and become exercisable upon a change in control.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2019.

	Options Vesting Commencement	Number of Securities Underlying Unexercised Options			Option exercise	Stock Option expiration
	Date	Exercisable	Unexercisable		price	date
Lisa A. Conte	4/1/2014	153	—	(1)	$1,659	4/1/2024
	7/2/2015	81	—	(2)	$5,344.50	7/2/2025
	7/7/2015	108	—	(3)	$5,082.00	7/7/2025
	4/1/2016	66	—	(4)	$1,659.00	4/1/2026
	9/22/2016	303	—	(5)	$1,312.50	9/22/2026
	12/19/2016	16	—	(6)	$777.00	12/19/2026
	12/21/2017	272	—	(7)	$129.57	12/21/2027
	3/12/2018	2,663	430	(8)	$588.00	3/12/2028
	6/1/2018	4,088	2,311	(9)	$190.86	6/1/2028
	7/24/2019	347,350	694,702	(10)	$1.73	7/24/2019
Steven R. King, Ph.D.	4/1/2014	89	—	(1)	$2,661.75	4/1/2024
	7/2/2015	47	—	(2)	$5,344.505	7/2/2025
	4/1/2016	27	—	(4)	$1,659.00	4/1/2026
	9/22/2016	22	—	(5)	$1,312.50	9/22/2026
	12/19/2016	4	—	(6)	$11.10	12/19/2026
	12/21/2017	91	—	(7)	$129.57	12/21/2027
	3/12/2018	1,089	176	(8)	$588.00	3/12/2028
	6/1/2018	1,362	771	(9)	$190.86	6/1/2028
	7/24/2019	115,783	231,568	(10)	$1.73	7/24/2019
Jonathan Wolin	11/28/2018	595	834		$30.80	11/28/2018
	7/24/2019	57,891	202,622	(10)	$1.73	7/24/2019
	9/5/2019	7,250	36,250		$1.20	9/5/2019
Karen S. Wright	11/9/2015	0	—	(11)	$30.60	11/23/2025
	4/1/2016	0	—	(11)	$23.70	4/1/2026
	9/22/2016	0	—	(11)	$18.75	9/22/2026
	12/19/2016	0	—	(11)	$11.10	12/19/2026
	12/21/2017	0	—	(11)	$1.85	12/21/2027
	3/12/2018	0	—	(11)	$8.40	3/12/2028
	6/1/2018	0	—	(11)	$2.73	6/1/2028
	7/24/2019	—	—	(11)	$1.73	7/24/2019

(1)                                 On January 1, 2015, 25% of each of such named executive officer’s shares vested and became exercisable. The remainder of the shares were vested in approximately equal monthly installments through April 1, 2017, subject to continued service with us through each relevant vesting date.

(2)                                 The shares were granted on July 2, 2015 contingent upon the approval of the stockholders at the June 14, 2016 annual stockholders’ meeting and vest 1/36th per month beginning one month after grant date, with the remainder vested equally over the following 35 months such that the option was fully vested on July 2, 2018, subject to continued service with us through each relevant vesting date.

(3)                                 The shares were granted on July 7, 2015 contingent upon the approval of the stockholders at the June 14, 2016 annual stockholders’ meeting and vested 1/36th per month beginning one month after grant date, with the remainder vested equally over the following 35 months such that the option was fully vested on July 7, 2018, subject to continued service with us through each relevant vesting date.

(4)                                 The options were granted on April 1, 2016, which became effective at the annual stockholders’ meeting of June 14, 2016, and vest 1/36th per month beginning one month after grant, with the remainder vesting equally over the following 35 months such that the option is vested in full on April 1, 2019, subject to continued service with us through each relevant vesting date.

(5)                                 The options were granted on September 22, 2016 and vest 1/36th per month beginning one month after grant, with the remainder vesting equally over the following 35 months such that the option is vested in full on September 22, 2019, subject to continued service with us through each relevant vesting date.

(6)                                 The options were granted on December 19, 2016 and vest 1/36th per month beginning one month after grant, with the remainder vesting equally over the following 35 months such that the option is vested in full on December 19, 2019, subject to continued service with us through each relevant vesting date.

(7)                                 The options were granted on December 21, 2017 and vest 100% on March 31, 2018 if the officer is an employee as of such date.

(8)                                 The options were granted on March 12, 2018 and vest 1/36th per month over thirty-six months such that the option is vested in full on March 12, 2021, subject to continued service with us through each relevant vesting date.

(9)                                 The options were granted on June 1, 2018 and vest 1/36th per month over thirty-six months such that the option is vested in full on June 12, 2021, subject to continued service with us through each relevant vesting date.

(10)                          The options that were granted on July 24, 2019 vest 1/36th per month over thirty-six months with additional vesting credited to an employee at a rate of 1/36 for every year of service at time of grant. The option will vest in full on July 23, 2022

(11)                          Ms. Wright did not exercise her vested options between her resignation on August 9, 2019 and 90 days hence. Therefore, her vested options forfeited on November 8, 2019 and her unvested options forfeited on the day of her resignation.

Executive Employment Agreements

Lisa A. Conte

In March 2014, we entered into an offer letter with Ms. Conte to serve as our Chief Executive Officer, effective March 1, 2014, in an at-will capacity. Under this offer letter, Ms. Conte’s annual base salary is $400,000, she is eligible for an annual target bonus of 30% of her base salary. Effective June 15, 2015, our board of directors has reviewed the terms of Ms. Conte’s employment arrangement in connection with its annual compensation review, and has adjusted Ms. Conte’s base salary to $440,000. Ms. Conte is entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Effective May 1, 2018, the Compensation Committee adjusted Ms. Conte’s base salary to $500,000.

In April 2014, Ms. Conte was granted a stock option to purchase 153 shares of Common Stock at an exercise price of $2,661.75 per share. The option has a 10-year term and vests as follows: 25% vested on January 1, 2015, 9 months after the grant date, with the remainder vesting equally over the next 27 months such that the option was vested in full on April 1, 2017. On June 2, 2014, Ms. Conte was granted 255 RSUs, or RSUs. Fifty percent of the shares of Common Stock underlying the RSUs vested and were issued on January 1, 2016, and the remaining 50% will vest and be issuable on July 1, 2017 pursuant to the terms of the RSU agreement. In the event of a change in control, as defined in the Jaguar Health, Inc. 2013 Equity Incentive Plan (the “2013 Plan”), the vesting of all outstanding awards granted to Ms. Conte under the 2013 Plan will accelerate if Ms. Conte’s service with us is terminated without cause within twelve months of the change in control.

In June 2016, Ms. Conte was granted a stock option to purchase 19 shares of Common Stock at an exercise price of $7,035 per share. The option has a 10-year term and vests as follows: 81% vested January 14, 2018, 19 months after the grant date, with the remainder vesting equally over the next 7 months such that the option was vested in full on June 13, 2019. In the event of a change in control, as defined in the Jaguar Health, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), the vesting of all outstanding awards granted to Ms. Conte under the 2014 Plan will accelerate if Ms. Conte’s service with us is terminated without cause within twelve months of the change in control.

Steven R. King, Ph.D.

In February 2014, we entered into an offer letter with Dr. King to serve as our Executive Vice President, Sustainable Supply, Ethnobotanical Research and Intellectual Property, effective March 1, 2014, in an at-will capacity. Under the offer letter, Dr. King’s annual base salary is $255,000, he is eligible for an annual target bonus of 30% of his base salary, and he is eligible to participate in the employee benefit plans we offer to our other employees. Effective June 15, 2015, our board of directors has reviewed the terms of Dr. King’s employment arrangement in connection with its annual compensation review, and has adjusted Dr. King’s base salary to $280,500. Dr. King is entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Effective May 1, 2018, the Compensation Committee adjusted Dr. King’s base salary to $290,317. On November 1, 2019, Dr. King’s annual base salary was increased from $290,317 to $300,000.

In April 2014, Dr. King was granted a stock option to purchase 93,556 shares of Common Stock at an exercise price of $2.54 per share. The option has a 10-year term and vests as follows: 25% vested on January 1, 2015, 9 months after the grant date, with the remainder vesting equally over the next 27 months such that the option was vested in full on April 1, 2017. In June 2014, Dr. King was granted 10,395 RSUs. Fifty percent of the shares of Common Stock underlying the RSUs vested and were issued on January 1, 2016, and the remaining 50% will vest and be issuable on July 1, 2017 pursuant to the terms of the RSU agreement. In the event of a change in control, as defined in the 2013 Plan, the vesting of all outstanding awards granted to Dr. King under the 2013 Plan will accelerate if Dr. King’s service with us is terminated without cause within twelve months of the change in control.

In June 2016, Dr. King was granted a stock option to purchase 27 shares of Common Stock at an exercise price of $1,659 per share. The option has a 10-year term and vests as follows: 81% vested January 14, 2018, 19 months after the grant date, with the remainder vesting equally over the next 7 months such that the option was vested in full on June 13, 2019. In the event of a change in control, as defined in the Jaguar Health, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), the vesting of all outstanding awards granted to Dr. King under the 2014 Plan will accelerate if Dr. King’s service with us is terminated without cause within twelve months of the change in control.

Jonathan S. Wolin

In November 2018, we entered into an offer letter with Mr. Wolin to serve as our Chief Compliance Officer, effective November 28, 2018, in an at will capacity. Under the offer letter Mr. Wolin’s annual base salary is $260,000, he is eligible to receive an annual target bonus of 40% of his base salary, and he is eligible to participate in the employee benefit plans we offer to our other employees. On September 6, 2019, we entered into a promotion letter with Mr. Wolin, pursuant to which his base salary was increased to $280,800, effective September 1, 2019. His annual base salary was increased to $300,000 and $309,000 effective November 1, 2019 and April 1, 2020, respectively.

In November 2018, Mr. Wolin was granted a stock option to purchase 1,429 shares of Common Stock at an exercise price of $30.80 per share. The options have a 10 year term and vests as follows: 25% vested on August 28, 2019, 9 months after the grant date, with the remainder vesting equally over the next 27 months such that the option will vest in full in November 2021. In the event of a change in control, as defined under the 2014 Plan, the vesting of all outstanding awards granted to Mr. Wolin under the 2014 Plan will accelerate if Mr. Wolin’s service with us is terminated without cause within twelve months of the change in control.

Karen S. Wright

In October 2015, we entered into an offer letter with Ms. Wright to serve as our Executive Vice President, Finance, effective November 9, 2015, in an at-will capacity. On December 15, 2015 the board of directors approved Ms. Wright’s appointment to serve as our Chief Finance Officer. Under the offer letter, Ms. Wright’s annual base salary is $240,000, she is eligible for an annual target bonus of 25% of her base salary, and she is eligible to participate in the employee benefit plans we offer to our other employees. Effective May 1, 2018, the Compensation Committee adjusted Ms. Wright’s base salary to $301,000.

In November 2015, Ms. Wright was granted a stock option to purchase 19 shares of Common Stock at an exercise price of $2,142 per share. The option has a 10-year term and vests as follows: 25% vested on August 9, 2016, 9 months after the hire date, with the remainder vesting equally over the next 27 months such that the option is vested in full on November 9, 2018. On August 9, 2019, Ms. Wright resigned as Chief Financial Officer and Treasurer of the Company.

In June 2016, Ms. Wright was granted a stock option to purchase 4 shares of Common Stock at an exercise price of $1,659 per share. The option has a 10-year term and vests as follows: 81% vested January 14, 2018, 19 months after the grant date, with the remainder vesting equally over the next 7 months such that the option was vested in full on June 13, 2019. In the event of a change in control, as defined in the Jaguar Health, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), the vesting of all outstanding awards granted to Ms. Wright under the 2014 Plan will accelerate if Ms. Wright’s service with us is terminated without cause within twelve months of the change in control.

Compensation of Directors

The following table summarizes the total compensation earned in 2018 and 2019 for the Company’s non-management directors. Ms. Conte receives no additional compensation for her service as a director. Messrs. Johnson and Siegel did not join the board of directors until March 2018, and Messrs. Divis and MacNaughtan did not join the board of directors until June 2018, and therefore, did not receive any compensation for 2018. Messrs. Johnson and MacNaughtan resigned from the Board effective February 21, 2020.

	Year	Fees Earned or Paid in Cash ($)	Option awards ($)(6)	Total ($)
James J. Bochnowski	2019	—	280,373	280,373
	2018	—	160,622	114,976
Folkert W. Kamphuis(1)	2019	—	—	—
	2018	—	109,931	109,931
Jiahao Qui	2019	—	—	—
	2018	—	18,065	18,065
Zhi Yang(2)	2019	—	—	—
	2018	—	18,065	18,065
John Micek III	2019	—	148,938	148,938
	2018	—	108,760	108,760
Ari Azhir(3)	2019	—	—	—
	2018	—	30,327	30,327
Jeffery C. Johnson(4)	2019	—	76,580	76,580
	2018	—	29,286	29,286
Greg J. Divis	2019	—	69,858	69,858
	2018	—	15,223	15,223
Jonathan B. Siegel	2019	—	101,012	101,012
	2018	—	29,286	29,286
Murray David MacNaughtan(5)	2019	—	69,858	69,858
	2018	—	15,223	15,223

Footnote to Compensation of Directors Table

(1)                                 Mr. Kamphuis’s 3-year term on the board of directors ended effective May 18, 2018.

(2)                                 Dr. Yang’s 3-year term on the board of directors ended effective May 18, 2018.

(3)                                 Dr. Azhir resigned from the board of directors effective March 29, 2018.

(4)                                 Mr. Johnson resigned from the board of directors effective February 21, 2020.

(5)                                 Mr. MacNaughtan resigned from the board of directors effective February 21, 2020.

(6)                                 Represents the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year (for stock option awards) determined under FASB ASC Topic 718. The aggregate number of options held by each non-management director officer as of December 31, 2019 was as follows: Mr. Bochnowski holds an aggregate of 213,184 options (38 options granted in fiscal year 2014, 19 options granted in fiscal year 2015, 98 options granted in fiscal year 2016 ,4,619 options granted in fiscal year 2018 and 208,410 options granted in fiscal year 2019). Mr. Bochnowski was granted 45,486 options in March 2020; Mr. Kamphuis holds an aggregate of 889 options (48 options granted in fiscal year 2015; 82 options granted in fiscal year 2016 and 759 options granted in fiscal year 2018); Mr. Qui holds an aggregate of 197 options (10 options granted in fiscal year 2015; 2 options granted in fiscal year 2016 and 185 options granted in fiscal year 2015); Dr. Yang holds no outstanding options. Mr. Micek III holds an aggregate of 124,324 options (102 options granted fiscal year 2016, 2,649 options granted fiscal year 2018 and 121,573 options granted in fiscal year 2019). Mr. Micek was granted 26,533 options in March 2020.; Mr. Azhir holds an aggregate of 654 options (93 options granted fiscal year 2016 and 561 options granted fiscal year 2018); Mr. Johnson holds an aggregate of 123,071 options (1,498 options granted fiscal year 2018 and 121,573 options granted in fiscal year 2019); Mr. Divis holds an aggregate of 123,071 options (1,498 options granted fiscal year 2018 and 121,573 options granted in fiscal year 2019). Mr. Divis was granted 26,533 options in March 2020.; Mr. Siegel holds an aggregate of 209,908 options (1,498 options granted fiscal year 2018 and 208,410 options granted in fiscal year 2019), Mr. Siegel was granted 45,486 options in March 2020.; and Mr. MacNaughtan holds an aggregate of 123,071 options (1,498 options granted fiscal year 2018 and 121,573 options granted in fiscal year 2019).

Certain Relationships and Related Person Transactions

The following includes a summary of transactions since January 1, 2019, to which we have been a party in which the amount involved exceeded or will exceed the lesser of (i) $120,000 and (ii) one percent (1%) of the average of our total assets at year-end for the prior two fiscal years, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Compensation arrangements for our directors and executive officers are described in our annual proxy statement on Schedule 14A.

Transactions with Sagard

On May 29, 2019, the Company entered into a securities purchase agreement with Sagard Capital Partners, L.P. (“Sagard”), pursuant to which the Company issued to Sagard a promissory note in the principal amount of $500,000 (as amended, the “Sagard Note”) and a 5-year warrant (the “Sagard Warrant”) to purchase 187,500 in shares of the Company’s common stock (the “Sagard Warrant Shares”). The Sagard Note bore interest at the rate of 12% per annum and was scheduled to mature on July 31, 2019. On July 23, 2019, the Company entered into a payoff letter with Sagard, pursuant to which the Company paid Sagard $508,712 in cash to repay in full the Sagard Note, including interest accrued thereon.

On May 30, 2019, in consideration for the consent and waiver by Sagard to the Company’s guarantee of Napo’s obligations under the Existing Notes (as defined below) and the transactions contemplated in the Exchange Agreements (defined below) and Security Agreements (defined below), the Company agreed to pay Sagard a consent fee in an amount equal to $250,000, which was paid in July 2019.

At the time of the above-referenced transactions, Sagard held in excess of 5% of our outstanding shares of Common Stock on an as-converted basis.

Transactions with CVP

In January through May 2019, the Company entered into exchange agreements with Chicago Venture Partners L.P. (“CVP”), pursuant to which the Company issued 395,970 shares of Common Stock in the aggregate to CVP in exchange for the elimination of approximately $6.4 million in the principal amount of secured promissory notes bearing interest at the rate of 8% per annum that were issued by the Company between June 2017 and March 2018 (the “CVP Notes”). The shares of Common Stock that were exchanged for portions of the secured promissory notes were issued in reliance on the exemption from registration provided under Section 3(a)(9) of the Securities Act.

On May 28, 2019, the Company and Napo (collectively, “the “Borrower”) entered into an exchange agreement (the “Exchange Agreement”) with CVP, the holder of $10.5 million outstanding aggregate amount of convertible promissory notes issued by Napo pursuant to the Amended and Restated Note Purchase Agreement, dated March 31, 2017, by and between Napo, Kingdon Associates, M. Kingdon Offshore Master Fund L.P., Kingdon Family Partnership, L.P., and Kingdon Credit Master Fund L.P. (collectively, the “Existing Notes”). Pursuant to the Exchange Agreement, CVP exchanged the Existing Notes for a secured promissory note in the original principal amount of $10,535,900 the (“Exchange Note 1”) and a secured promissory note in the original principal amount of $2,296,926 (“Exchange Note 2” and together with Exchange Note 1, the “Exchange Notes”). The Exchange Notes bear interest at the rate of 10% per annum and mature on December 31, 2020. The outstanding balance of Exchange Note 2 is equal to the exchange fee that the Company agreed to pay CVP in consideration of certain accommodations granted to the Company and Napo, including but not limited to the extension of the maturity dates of the Existing Notes and the legal and other fees incurred by CVP in connection with the effectuation of the transactions contemplated under the Exchange Agreement.

Between May 2019 and July 2019, the Company and CVP entered into note exchange agreements pursuant to which the Company made prepayments of principal and related accrued interest of $6,154,366 and $89,809, respectively, in lieu of making cash payments to CVP on Exchange Note 1, by issuing 1,119,440 shares of the Company’s common stock to CVP. These exchanges of principal and related accrued interest resulted in debt extinguishments accounted for under ASC 470-50, and for the year ended December 31, 2019, the Company recorded a net loss on extinguishment of $428,776 for Exchange Note 1. At December 31, 2019, the net carrying value of Exchange Note 1 and Exchange Note 2 was $4,381,535 and $2,296,926, respectively, or an aggregate principal balance of $6,678,461.

On May 28, 2019, CVP also entered into security agreements with the Company (the “Jaguar Security Agreement”) and Napo (the “Napo Security Agreement”, and together with the Jaguar Security Agreement, the “Security Agreements”), pursuant to which CVP received (i) a security interest in substantially all of the Company’s assets as security for the Company’s obligations under Exchange Note 2 and (ii) a security interest in substantially all of Napo’s assets as security for Napo’s obligations under Exchange Note 1 and Exchange Note 2.  Notwithstanding the foregoing, (a) the amount owing under Exchange Note 2 will not be considered part of the obligations secured by the Napo Security Agreement until such time as Jaguar receives permission from Sagard and (b) the security interest granted under the Jaguar Security Agreement will be automatically terminated and released upon Jaguar’s receipt of a waiver from Sagard.

At the time of the above-referenced transactions, CVP held in excess of 5% of our outstanding shares of Common Stock.

Transactions with Oasis Capital

In January through March of 2019, the Company issued 190,476 shares of Common Stock to Oasis Capital pursuant to a common stock purchase agreement, dated January 7, 2019, between the Company and Oasis Capital (the “January CSPA”) in a primary offering consisting of an equity line at a fixed price of $52.50 per share or such other price agreed upon between the Company and Oasis Capital from time to time.

On March 24, 2019, the Company entered into a securities purchase agreement with Oasis Capital, pursuant to which the Company issued and sold in a registered public offering by the Company directly to Oasis Capital an aggregate of 19,019 shares of Common Stock at an offering price of $14.00 per share for gross proceeds of approximately $266,266 before deducting the placement agent fee and related offering expenses.

On April 5, 2019, the Company issued 4,843 shares of Common Stock to Oasis Capital pursuant to a common stock purchase agreement, dated April 1, 2019, between the Company and Oasis Capital (the “April CSPA”), which shares were offered and sold in a primary offering consisting of an equity line at a price of $20.65 per share. The April CSPA was cancelled on June 14, 2019.

On November 13, 2019, the Company entered into a securities purchase agreement with Oasis Capital, pursuant to which the Company issued and sold, in a registered public offering by the Company directly to Oasis Capital, pre-funded warrants to purchase up to 2,222,223 shares (the “Pre-Funded Warrant Shares”) of Common Stock at an offering price of $0.80 per share (the “Pre-Funded Warrants”), which when added together with the exercise price of $0.01 per share, equaled the Minimum Price as defined under Nasdaq Listing Rule 5635(d).

On December 23, 2019, the Company entered into an exchange agreement (the “Exchange Agreement”) with Oasis Capital, pursuant to which Oasis Capital exchanged the remaining Pre-Funded Warrants exercisable for 1,236,223 shares of Common Stock and 695,127 Pre-Funded Warrant Shares currently held by Oasis Capital (collectively, the “Exchange Securities”) for 10,165 shares (the “Series B-2 Preferred Shares”) of the Company’s newly authorized Series B-2 Convertible Preferred Stock pursuant to Section 3(a)(9) of the Securities Act (the “Exchange Transaction”). No additional shares of Common Stock were issued to Oasis Capital in the Exchange Transaction, and the number of shares of Common Stock underlying the Exchange Securities is equal to the number of shares of Common Stock underlying the Series B-2 Preferred Shares.

On March 24, 2020, the Company entered into an equity purchase agreement (the “ELOC Purchase Agreement”) with Oasis Capital which provides that, upon the terms and subject to the conditions and limitations set forth therein, Oasis Capital is committed to purchase up to an aggregate of $2.0 million of shares of Common Stock over the 36-month term of the ELOC Purchase Agreement.

At the time of the above-referenced transactions, Oasis Capital held in excess of 5% of our outstanding shares of Common Stock.

Transactions with Ionic Ventures, LLC

On July 23, 2019, the Company issued 2,291 shares of Series B Preferred Stock, Series 1 warrants to purchase 1,250,000 shares of Common Stock (“Series 1 Warrants”), and Series 2 warrants to purchase 1,250,000 shares of Common Stock (“Series 2 Warrants”) to Ionic Ventures, LLC (“Ionic”) as part of an underwritten registered public offering (the “July 2019 Offering”).

On October 2, 2019, the Company entered into a warrant exercise agreement with Ionic, pursuant to which Ionic exercised for cash all of its Series 1 Warrants in accordance with the existing terms of the Series 1 Warrants for gross proceeds of $1,750,000 in exchange for the Company’s issuance to Ionic of 63 shares (the “Series B-1 Preferred Shares”) of the Company’s Series B-1 Preferred Stock, with a stated value of $12,201 (the “Series B-1 Preferred Stock”), which Series B-1 Preferred Shares are convertible for 630,063 shares of Common Stock.

On March 24, 2020, the Company entered into a warrant exercise and preferred stock amendment agreement (the “Amendment Agreement”) with Ionic, pursuant to which Ionic agreed to exercise in cash its Series 2 Warrants at a reduced exercise price of $0.5227 per share for gross proceeds to the Company of approximately $653,400. As further inducement to enter into the Amendment Agreement, the Company agreed to reduce the conversion price of the Company’s Series B Preferred Stock (of which Ionic remains the sole holder) from $2.00 to $0.4456.

Transactions with Bryan Ezralow

On April 3, 2019, the Company entered into securities purchase agreements with certain entities controlled by Bryan Ezralow (the “Ezralow Entities”), pursuant to which the Company issued promissory notes in the aggregate principal amount of $1,000,000 (the “Ezralow Notes”) and 5-year warrants to purchase 500,000 shares of the Company’s common stock (the “Ezralow Warrant Shares”) for an aggregate purchase price of $1,000,000. The Ezralow Notes bore interest at the rate of 12% per annum and were scheduled to mature on July 31, 2019. On July 23, 2019, the Company entered into payoff agreements with the Ezralow Entities, pursuant to which the Ezralow Notes were cancelled in consideration for the Company’s payment of $518,082 in cash and the application of an additional $518,082 in funds allocated for repayment of the Ezralow Notes towards the purchase of units in the July 2019 Offering.

Mr. Ezralow held in excess of 5% of our outstanding shares of Common Stock on an as converted basis following the consummation of the above-referenced transaction.

Transactions with Lisa A. Conte

Lisa A. Conte has served as our President, Chief Executive Officer and a member of our board of directors since she founded the Company in June 2013. On June 4, 2019, the Company entered into a securities purchase agreement with Ms. Conte, pursuant to which the Company issued a promissory note in the principal amount of $100,000 (the “Conte Note”) and a 5-year warrant to purchase 37,500 shares of the Company’s common stock (the “Conte Warrant Shares”) for an aggregate purchase price of $100,000. The Conte Note bore interest at the rate of 12% per annum and was scheduled to mature on July 31, 2019. On July 23, 2019, the Company entered into a payoff letter with Ms. Conte, pursuant to which the Company paid Ms. Conte $101,610 in cash to repay in full the Conte Note, including interest accrued thereon.

Transactions with James J. Bochnowski

James J. Bochnowski has served as a member of our board of directors since February 2014 and as Chairperson of our board since June 2014. On April 11, 2019, the Company entered into a securities purchase agreement with Bochnowski Family Trust (the “Bochnowski Trust”), for which Mr. Bochnowski is a co-trustee and beneficiary and shares voting and investment control over securities held in such trust, pursuant to which the Company issued a promissory note in the principal amount of $350,000 (the “Bochnowski Note”) and a 5-year warrant to purchase 218,750 shares of the Company’s common stock for an aggregate purchase price of $350,000. The Bochnowski Note bore interest at the rate of 12% per annum and was scheduled to mature on July 31, 2019. On July 23, 2019, the Company entered into a payoff agreement with the Bochnowski Trust, pursuant to which the Bochnowski Note was cancelled in consideration for the Company’s application of $361,161 in funds allocated for repayment of the Bochnowski Note towards the purchase of units in the July 2019 Offering.

Transactions with Jonathan B. Siegel

Mr. Siegel has served as a member of our board of directors since March 2018. On May 31, 2019, the Company entered into a securities purchase agreement with JBS Healthcare Ventures LLC  (the “JBS”), for which Mr. Siegel is the sole member, pursuant to which the Company issued promissory notes in the aggregate principal amount of $75,000 (the “JBS Notes”) and 5-year warrants to purchase 34,375 shares of the Company’s common stock (the “JBS Warrant Shares”) for an aggregate purchase price of $75,000. The JBS Notes bore interest at the rate of 12% per annum and were scheduled to mature on July 31, 2019. On July 23, 2019, the Company entered into a payoff agreement with the JBS, pursuant to which the JBS Notes were cancelled in consideration for the Company’s payment of $50,821 in cash and the application of an additional $25,410 in funds allocated for repayment of the JBS Notes towards the purchase of units in the July 2019 Offering.

Transactions with Charles C. Conte

Charles C. Conte is the brother of Lisa A. Conte, who has served as our President, Chief Executive Officer and a member of our board of directors since she founded the company in June 2013.

On March 24, 2020, the Company entered into a Landlord Letter of Credit Agreement with Charles Conte (the “LC Facilitator”), pursuant to which the Company will pay the LC Facilitator an amount equal to $10,000 per month as consideration for delivering to the landlord (the “Landlord”) of the Company’s office space located at 201 Mission Street, Suite 2375, San Francisco, California (the “Premises”), a standby, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”), naming the Landlord as beneficiary, as collateral for the full performance by the Company of all of its obligations under the office lease agreement relating to the Premises. The Company also agreed to reimburse LC Facilitator up to $7,500 for reasonable out-of-pocket expenses incurred in establishing the Letter of Credit.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us or will require us to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Mayer Hoffman McCann P.C. served as our independent registered public accounting firm for the fiscal year ended December 31, 2019.  The following table represents the aggregate fees billed to us by Mayer Hoffman McCann P.C in 2019 for audit and other services rendered.

	Years ended December 31,
	2019	2018
Audit Fees	$570,497	—
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$570,497	—

Audit fees include fees and out-of-pocket expenses, whether or not yet invoiced, for professional services provided in connection with the review of our quarterly financial statements. In 2019, audit fees also include fees for our follow-on public offering. Substantially all of Mayer Hoffman McCann P.C.’s (“MHM”) personnel, who work under the control of .MHM shareholders, are employees of wholly-owned subsidiaries of CBIZ, Inc., which provides personnel and various services to MHM in an alternative practice structure.

Former Principal Accountant Fees and Services

On April 2, 2019, BDO USA, LLP notified us that it declined to stand for re-election as our independent registered public accounting firm for the fiscal year ending December 31, 2019. This change became effective on April 10, 2019 upon the filing of our Form 10-K for the year ended December 31, 2018. The reports of BDO USA, LLP on our consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 contained explanatory paragraphs regarding our ability to continue as a going concern and a change in its accounting method for recognizing revenue from contracts with customers due to the adoption of Topic 606: Revenue from Contracts with Customers, and contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2018 and 2017, and in the subsequent interim period through April 2, 2019, there were no disagreements with BDO USA, LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of BDO USA, LLP, would have caused BDO USA, LLP to make reference to the matter in its reports on the financial statements for such years.

During the two fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through April 2, 2019, there were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K), except as follows:

•                  BDO USA, LLP’s audit reports for the fiscal years ended December 31, 2018 and 2017 included explanatory paragraphs indicating that there were substantial doubt about our ability to continue as a going concern and a change in its accounting method for recognizing revenue from contracts with customers due to the adoption of Topic 606: Revenue from Contracts with Customers.

•                  As previously disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 10-K”), there was a material weakness in the internal control over financial information in the 2018 10-K relating to staff turnover in its accounting department. We did not maintain a sufficient complement of internal personnel with appropriate knowledge, experience and/or training commensurate with our financial reporting requirements. We relied on outside consulting technical experts and did not maintain adequate internal qualified personnel to properly supervise and review the information provided by the outside consulting technical experts to ensure certain significant complex transactions and technical matters were properly accounted for, specifically with respect to accurately reflecting all potential accrued services on the balance sheet at December 31, 2018. In addition, we identified inadequate internal technical staffing levels and expertise to properly supervise and review the information of the outside consulting technical experts to properly apply ASC 815-40 for liability classification of certain warrants and ASC 470-50 and ASC 470-60 to properly reflect the accounting impact to multiple modifications of our debt instruments.

•                  As previously disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, there was a material weakness in the internal control over financial information relating to the review of the tax provision.

BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2018. The following table represents the aggregate fees billed to us by BDO USA, LLP in 2018 and in 2019 for audit and other services rendered:

	Years ended December 31,
	2019	2018
Audit Fees	$—	$599,140
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	117,186	—
Total	$117,186	$599,140

Audit fees include fees and out-of-pocket expenses, whether or not yet invoiced, for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements. In 2018 and 2019, audit fees also include fees for our follow-on public offering, auditor transition fees, as well as services provided in connection with the issuance of consents for other SEC filings.

Policy on Audit Committee Preapproval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

As specified in the Audit Committee charter, the Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the receipt of such services. Thus, the Audit Committee approved 100% of the services set forth in the above table prior to the receipt of such services and no services were provided under the permitted de minimus threshold provisions.

The Audit Committee determined that the provision of such services was compatible with the maintenance of the independence of Mayer Hoffman McCann P.C. and BDO USA, LLP.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder require our directors, officers and persons who own more than 10% of our Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our Common Stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and amendments thereto received by us and written representations from these persons that no other reports were required, we believe that during the fiscal year ended December 31, 2019, our directors, officers and owners of more than 10% of our Common Stock complied with all applicable filing requirements.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock to date. We currently intend to retain all of our future earnings, if any, to fund the development and growth of our business and do not anticipate paying any cash dividends for at least the next five years, if ever. Additionally, for so long as Sagard Capital Partners, L.P. or its affiliates hold at least 35% of the shares of our Preferred Stock, we would be required to obtain the written consent or vote of holders of a majority of our outstanding shares of Series A Preferred Stock prior to declaring or paying any dividends. Any future determination as to the payment of cash dividends on our common stock will be at our board of directors’ discretion and will depend on our financial condition, operating results, capital requirements and other factors that our board of directors considers to be relevant.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Reed Smith LLP, Palo Alto, California.

EXPERTS

The financial statements of the Company as of December 31, 2019 and for the fiscal year ended December 31, 2019 incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the Company as of December 31, 2018 and for the fiscal year ended December 31, 2018 incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at https://jaguar.health/, through which you can access our SEC filings.

The information set forth on, or accessible from, our website is not part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement and any prospectus supplement filed hereafter, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on April 3, 2020;

•                  our definitive proxy statement and definitive additional materials, on Schedule 14A, relating to our Annual Meeting of Stockholders to be held on May 15, 2020, filed April 13, 2020;

•                  Our Current Reports on Form 8-K filed on January 27, 2020, February 27, 2020, February 28, 2020, March 6, 2020, March 23, 2020, March 26, 2020, and April 10, 2020;

•                  the description of our Common Stock contained in our registration statement on Form 8-A filed on October 30, 2014 (Registration No. 001-36714) with the SEC, including any amendment or report filed for the purpose of updating such description; and

•                  all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

Unless otherwise noted, the SEC file number for each of the documents listed above is 001-36714.

In addition, we incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and until all offerings under this prospectus are terminated.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, Jaguar Health, Inc., 201 Mission Street, Suite 2375, San Francisco, CA, 94105 or call (415) 371-8300.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

6,018,615 Shares of Common Stock

PROSPECTUS

April          , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee	$412.00
Legal Fees and Expenses	$30,000
Accounting Fees and Expenses	$15,000
Miscellaneous	$—
Total	$45,412

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL authorizes a corporation in its certificate of incorporation to eliminate or limit personal liability of directors of the corporation for violations of the directors’ fiduciary duty of care. However, directors remain liable for breaches of duties of loyalty, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal under DGCL Section 174 or obtaining an improper personal benefit. In addition, equitable remedies for breach of fiduciary duty of care, such as injunction or recession, are available.

Our current certificate of incorporation eliminates the personal liability of the members of our board of directors to the fullest extent permitted by the DGCL. Any repeal or modification of that provision by the stockholders of the corporation will not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our current bylaws provide for indemnification of its officers and directors to the fullest extent permitted by the DGCL.

We have entered into indemnification agreements with each of its directors and officers, pursuant to which we agreed, to the maximum extent permitted by applicable law and subject to the specified terms and conditions set forth in each agreement, to indemnify a director or officer who acts on our behalf and is made or threatened to be made a party to any action or proceeding against expenses, judgments, fines and amounts paid in settlement that are incurred by such officer or director in connection with the action or proceeding. The indemnification provisions apply whether the action was instituted by a third party or by us.

We have purchased and maintain insurance on behalf of our officers and directors that provides coverage for expenses and liabilities incurred by them in their capacities as officers and directors.

Item 15. Recent Sales of Unregistered Securities

In January through July 11, 2019, the Company entered into exchange agreements with CVP pursuant to which the Company issued 1,515,410 shares of Common Stock to CVP in exchange for a reduction of $14.5 million in principal and related accrued interest of the CVP Notes (collectively, the June 2017 CVP Note, the December 2017 CVP Note, the February 2018 Note and the March 2018 Note). As of July 11, 2019, all of the CVP Notes have been eliminated and approximately $6.7 million aggregate principal amount of the Exchange Notes remains outstanding. The shares of Common Stock that were exchanged for portions of the secured promissory notes were issued in reliance on the exemption from registration provided under Section 3(a)(9) of the Securities Act.

Between March and June 30, 2019, the Company entered into securities purchase agreements (the “Bridge Notes”) with selected accredited investors, pursuant to which the Company issued $5.1 million in principal amount of short-term promissory notes to such investors. As an inducement for entering into the securities purchase agreement, each investor also received warrants exercisable into shares of the Company’s common stock. As of June 30, 2019, the net carrying value of the 2019 Bridge Notes was $3,563,068, or principal of $5,050,000 offset by a discount of $1,486,932. In July 2019, upon maturity, all the 2019 Bridge Notes with a principal balance of $5,050,000 had been fully paid-off.

On June 25, 2019, the Company entered into a securities purchase agreement with a California-based investment group, PoC Capital, LLC, pursuant to which we sold a promissory note as part of the Bridge Notes. The proceeds of $775,000 was received by the Company subsequent to the signing of the agreement. On June 26, 2019, Jaguar and PoC Capital signed an agreement with Integrium, LLC, a clinical research organization, in support of a study to evaluate the effect of Mytesi on the gastrointestinal microbiome in people living with HIV. The study is being funded by the proceeds the Company received from PoC Capital underlying the Bridge Note. In July 2019, the Company paid Integrium $750,000 as a prepayment for their services and expenses starting on July 1, 2019 through April 16, 2020. The contract is comprised of services fees in the amount of $332,033, investigator grants or site expenses for $162,619, pass-through expenses $239,573 and $15,775 of other expenses. The Company will receive monthly progress reports to validate the expenses against the prepayment. As of December 31, 2019, our expenses related to this transaction totaled $245,331.

On October 1, 2019, the Company and Napo entered into a License Termination and Settlement Agreement with Dr. Michael Tempesta, pursuant to which the Company issued to Dr. Tempesta an unsecured promissory note in the aggregate principal amount of $550,000 (the “Tempesta Note”) and 40,000 shares of the Company’s common stock in consideration for the settlement of certain disputes.  The Tempesta Note bears interest at the rate of 2.5% per annum and matures on March 1, 2025. In addition, the Tempesta Note provides for the Company to make semi-annual payments equal to $50,000 plus accrued interest beginning on March 1, 2020 until the Tempesta Note is paid in full.

On October 8, 2019, the Company entered into the China Life Science Advisory Agreement with Angel Pond pursuant to which the Company issued to Angel Pond 166,667 shares of common stock.

On December 20, 2019, the Company entered into the purchase agreement with certain investors pursuant to which the Company agreed to issue and sell to those investors in a private placement approximately 2,500,000 unregistered shares of the Company’s Common Stock and warrants to purchase up to an aggregate of approximately 1,250,000 shares of common stock for an aggregate purchase price of approximately $1.5 million.

On March 4, 2020, the Company entered into a royalty interest purchase agreement with Iliad Research and Trading, L.P., a Utah limited partnership affiliated with CVP, pursuant to which the Company sold to CVP a royalty interest entitling Chicago to receive $500,000 of future royalties on sales of Mytesi® (crofelemer) and certain up-front license fees and milestone payments from licenses and/or distributions for an aggregate purchase price of $350,000. The Company will be obligated to make minimum royalty payments on a monthly basis beginning on September 4, 2020 in an amount equal to the greater of (i) $25,000 (which increases to $43,750 beginning on March 4, 2021) and (ii) 10% of the Company’s net sales of Mytesi and 10% of worldwide revenues related to upfront licensing fees and milestone payments from licensees and/or distributors, but specifically excluding licensing fees and/or milestone payments that are reimbursements of clinical trial expenses.

On March 23, 2020, the Company entered into a securities purchase agreement with certain investors named therein, pursuant to which the Company agreed to issue and sell to such investors in a private placement an aggregate of 1,714,283 unregistered shares of the Company’s common stock, par value $0.0001 per share, for an aggregate purchase price of approximately $720,000.

Except for the exchange of the CVP Notes for shares of common stock, the offers, sales, and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Regulation D or Regulation S promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings

(a)            The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of March 31, 2017, by and among Jaguar Health, Inc. (f/k/a Jaguar Animal Health, Inc.), Napo Acquisition Corporation, Napo Pharmaceuticals, Inc. and Gregory Stock (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Jaguar Health, Inc. filed March 31, 2017, File No. 001-36714).

3.1

Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (No. 001-36714) filed with the Securities and Exchange Commission on August 1, 2017).

3.2

Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2018).

3.3

Certificate of Second Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2018).

3.4

Certificate of Third Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2018).

3.5

Certificate of Designation of Series A Convertible Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (filed with the Securities and Exchange Commission on March 27, 2018).

3.6

Certificate of Amendment to the Certificate of Designation of Series A Convertible Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2019).

3.7

Certificate of Fifth Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2019).

3.8	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (No. 001-36714) filed with the Securities and Exchange Commission on May 18, 2015).
3.9

Certificate of Designation of Preferences, Rights, and Limitations of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (No. 001-036714) filed with the Securities and Exchange Commission on July 23, 2019).

3.10

Certificate of Designation of Preferences, Rights, and Limitations of Series B-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (No. 001-036714) filed with the Securities and Exchange Commission on October 3, 2019).

3.11

Certificate of Designation of Preferences, Rights, and Limitations of Series B-2 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (No. 001-036714) filed with the Securities and Exchange Commission on December 26, 2019).

3.12

Certificate of Amendment to the Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed March 26, 2020, File No. 001-36714).

4.1

Secured Convertible Promissory Note, dated June 29, 2017, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 4.1 to the Current Report on Form 8-K filed on July 3, 2017).

4.2	Specimen Non-Voting Common Stock Certificate of Jaguar Health, Inc. (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed August 1, 2017, File No. 001-36714).
4.3

Secured Promissory Note, dated December 8, 2017, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 4.1 to the Current Report on Form 8-K filed on December 14, 2017).

4.4

Secured Promissory Note, dated February 26, 2018, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 4.1 to the Current Report on Form 8-K filed on March 2, 2018).

4.5

Secured Promissory Note, dated March 21, 2018, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 4.1 to the Current Report on Form 8-K filed on March 27, 2018).

4.6

Common Stock Warrant,  dated August 28, 2018, by and between Jaguar Health, Inc. and the holder named therein (incorporated by reference to Ex. 4.1 to the Current Report on Form 8-K filed on September 4, 2018).

4.7

Convertible Promissory Note, dated September 11, 2018, by and between Jaguar Health, Inc. and L2 Capital, LLC (incorporated by reference to Ex. 4.1 to the Current Report on Form 8-K filed on September 12, 2018).

4.8

Convertible Promissory Note, dated September 11, 2018, by and between Jaguar Health, Inc. and Charles Conte (incorporated by reference to Ex. 4.2 to the Current Report on Form 8-K filed on September 12, 2018).

4.9

Common Stock Warrant, dated September 11, 2018, by and between Jaguar Health, Inc. and L2 Capital, LLC (incorporated by reference to Ex. 4.3 to the Current Report on Form 8-K filed on September 12, 2018).

Exhibit No.	Description
4.10

Common Stock Warrant, dated September 11, 2018, by and between Jaguar Health, Inc. and Charles Conte (incorporated by reference to Ex. 4.4 to the Current Report on Form 8-K filed on September 12, 2018).

4.11	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-1 (No. 333-227292) filed with the Securities and Exchange Commission on October 1, 2018).
4.12	Form of 75% Coverage Promissory Note (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed March 22, 2019).
4.13	Form of 125% Coverage Promissory Note (incorporated by reference to Exhibit 4.2 to the Form 8-K of Jaguar Health, Inc. filed March 22, 2019).
4.14	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.3 to the Form 8-K of Jaguar Health, Inc. filed March 22, 2019).
4.15	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K/A of Jaguar Health, Inc. filed March 26, 2019).
4.16	Form of LOC Common Stock Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed April 4, 2019, File No. 001-36714).
4.17	Specimen Common Stock Certificate of Jaguar Health, Inc. (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed June 1, 2018, File No. 001-36714).
4.18

Secured Promissory Note, dated May 28, 2019, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed June 3, 2019, File No. 001-36714).

4.19

Secured Promissory Note, dated May 28, 2019, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Exhibit 4.2 to the Form 8-K of Jaguar Health, Inc. filed June 3, 2019, File No. 001-36714).

4.20	Form of Series 1 Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed July 23, 2019, File No. 001-36714).
4.21	Form of Series 2 Warrant (incorporated by reference to Exhibit 4.2 to the Form 8-K of Jaguar Health, Inc. filed July 23, 2019, File No. 001-36714).
4.22

Promissory Note, dated October 1, 2019, between Napo Pharmaceuticals, Inc. and Michael Tempesta (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed October 7, 2019, File No. 001-36714).

4.23	Form of Pre-Funded Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed November 14, 2019, File No. 001-36714).
4.24	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed December 26, 2019, File No. 001-36714).
4.25

Royalty Interest, dated March 4, 2020, by and between the Company and Iliad Research and Trading L.P. (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed March  6, 2020, File No. 001-36714).

5.1*	Opinion of Reed Smith LLP.
10.1‡

Form of Indemnification Agreement by and between Jaguar Health, Inc. and its directors and officers (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

10.2‡	Jaguar Health, Inc. 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2016).
10.3‡

Form of Notice of Grant of Stock Option and Stock Option Agreement under the 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

10.4‡

Form of Notice of Grant of Restricted Stock and Restricted Stock Agreement under the 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

10.5‡

Form of Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement under the 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

10.6‡

Offer Letter by and between Jaguar Health, Inc. and Lisa A. Conte, dated March 1, 2014 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

10.7‡

Offer Letter by and between Jaguar Health, Inc. and Steven R. King, Ph.D., dated February 28, 2014 (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

10.8

Form of Common Stock Warrant that expires February 5, 2019 (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

Exhibit No.	Description
10.9

Form of Common Stock Warrant issued to Indena S.p.A. that expires June 26, 2019 (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

10.10

Form of Warrant to Purchase Common Stock issued to GPB Life Science Holdings LLC and 31 Group, LLC, which expires October 30, 2019 (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1/A (No. 333-198383) filed with the Securities and Exchange Commission on October 31, 2014).

10.11

Form of Exchange Warrant to Purchase Common Stock, issued to GPB Life Science Holdings LLC and 31 Group, LLC, which expires June 3, 2020, as amended (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1/A (No. 333-198383) filed with the Securities and Exchange Commission on April 17, 2015).

10.12

Amendment No. 1 to Amended and Restated License Agreement between Jaguar Health, Inc. and Napo Pharmaceuticals, Inc., dated as of January 27, 2015 (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-1/A (No. 333-198383) filed with the Securities and Exchange Commission on March 20, 2015).

10.13

Form of Representative’s Warrant (incorporated by reference to Exhibit 10.33 to the Registration Statement on Form S-1/A (No. 333-198383) filed with the Securities and Exchange Commission on April 17, 2015).

10.14

Form of Warrant and Note Exercise Amendment pursuant to Convertible Note and Warrant Purchase Agreement dated December 23, 2014 (incorporated by reference to Exhibit 10.35 to the Registration Statement on Form S-1/A (No. 333-198383) filed with the Securities and Exchange Commission on April 17, 2015).

10.15

Convertible Note and Warrant Purchase Agreement dated March 20, 2015 by and between Jaguar Health, Inc. and Dechra Pharmaceuticals PLC (incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-1/A (No. 333-198383) filed with the Securities and Exchange Commission on April 17, 2015).

10.16

Common Stock Warrant issued pursuant to the Convertible Note and Warrant Purchase Agreement dated March 20, 2015, which expires December 31, 2017 (incorporated by reference to Exhibit 10.39 to the Registration Statement on Form S-1/A (No. 333-198383) filed with the Securities and Exchange Commission on April 17, 2015).

10.17

Form of Warrant Exercise Amendment pursuant to Exchange Warrant to Purchase Common Stock dated December 3, 2014 (incorporated by reference to Exhibit 10.40 to the Registration Statement on Form S-1/A (No. 333-198383) filed with the Securities and Exchange Commission on April 17, 2015).

10.18

Form of Amended and Restated Exchange Warrant to Purchase Common Stock (incorporated by reference to Exhibit 10.41 to the Registration Statement on Form S-1/A (No. 333-198383) filed with the Securities and Exchange Commission on April 17, 2015).

10.19

Consent to Sublease by and among CA-Mission Street Limited Partnership, SeeChange Health Management LLC and Jaguar Health, Inc., dated June 19, 2015 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (No. 001-36714) filed with the Securities and Exchange Commission on June 23, 2015).

10.20

Manufacture and Supply Agreement between Jaguar Health, Inc. and Glenmark Pharmaceuticals Ltd., dated September 22, 2015 (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q (No. 001-36714) filed with the Securities and Exchange Commission on November 13, 2015).

10.21†

Formulation Development and Manufacturing Agreement between Jaguar Health, Inc. and Patheon Pharmaceuticals Inc., dated October 8, 2015 (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1 (No. 333-208905) filed with the Securities and Exchange Commission on January 7, 2016).

10.22

Offer Letter by and between Jaguar Health, Inc., and Karen Wright, dated as of October 11, 2015 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2015).

10.23‡

Form of Convertible Promissory Note issued pursuant to the Convertible Note and Warrant Purchase Agreement dated as of December 23, 2014 (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1/A (No. 333-198383) filed with the Securities and Exchange Commission on March 20, 2015).

10.24

Common Stock Purchase Agreement, dated June 8, 2016, by and between Jaguar Health, Inc. and Aspire Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 9, 2016).

10.25

Common Stock Warrant issued pursuant to the Letter Agreement, dated November 8, 2016, between Jaguar Health, Inc. and Serious Change II LP, which expires July 28, 2022 (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q (No. 001-36714) filed on November 14, 2016).

10.26

Form of Securities Purchase Agreement, by and among Jaguar Health, Inc. and the investors in the 2016 Private Placement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on November 29, 2016).

10.27

Form of Registration Rights Agreement, by and among Jaguar Health, Inc. and the investors in the 2016 Private Placement (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on November 29, 2016).

10.28

Supply and Distribution Agreement, dated as of September 6, 2016, by and between Jaguar Health, Inc. and Integrated Animal Nutrition and Health Inc. (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q/A (No. 001-36714) filed on December 5, 2016).

Exhibit No.	Description
10.29

Distribution Agreement, dated December 9, 2016, by and between Jaguar Health, Inc. and Henry Schein, Inc (incorporated herein by reference to Exhibit 10.41 to the Annual Report on Form 10-K filed on February 15, 2017).

10.30†

License, Development, Co-Promotion and Commercialization Agreement, dated January 27, 2017, by and between Jaguar Health, Inc. and Elanco US, Inc (incorporated herein by reference to Exhibit 10.42 to the Annual Report on Form 10-K filed on February 15, 2017).

10.31†

Common Stock Warrant issued pursuant to the Letter Agreement, dated January 30, 2017, between Jaguar Health, Inc. and Serious Change II LP, which expires January 31, 2019 (incorporated herein by reference to Exhibit 10.43 to the Annual Report on Form 10-K filed on February 15, 2017).

10.32

Employee Leasing and Overhead Allocation Agreement, dated July 1, 2016, by and between Napo Pharmaceuticals, Inc. and Jaguar Health, Inc. (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q (No. 001-36714) filed on May 15, 2017).

10.33

Amendment No. 1 to Employee Leasing and Overhead Allocation Agreement, dated March 2, 2017, by and between Jaguar Health, Inc. and Napo Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q (No. 001-36714) filed on May 15, 2017).

10.34

Binding Agreement of Terms for Jaguar Animal Health, Inc. Acquisition of Napo Pharmaceuticals, dated February 8, 2017, between Jaguar Health, Inc. and Napo Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 9, 2017).

10.35

Commitment Letter, dated February 21, 2017, signed by Invesco Asset Management Limited (incorporated herein by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q (No. 001-36714) filed on May 15, 2017).

10.36

Note Purchase Agreement, dated March 1, 2017, by and among Napo Pharmaceuticals, Inc. and the purchasers named therein (incorporated herein by reference to Exhibit 10.45 to the Registration Statement on Form S-4 filed April 18, 2017 (No. 333-217364)).

10.37

Investor Rights Agreement, dated March 31, 2017, by and between Jaguar Health, Inc. and Nantucket Investments Limited (incorporated by reference herein to Exhibit 10.1 to the Current Report on Form 8-K filed on March 31, 2017).

10.38

Amended and Restated Note Purchase Agreement, dated March 31, 2017, by and among Napo Pharmaceuticals, Inc., Kingdon Associates, M. Kingdon Offshore Master Fund L.P., and Kingdon Family Partnership, L.P. (incorporated herein by reference to Exhibit 10.47 to the Registration Statement on Form S-4 filed April 18, 2017 (No. 333-217364)).

10.39

Form of Kingdon Convertible Promissory Note issued pursuant to the Amended and Restated Note Purchase Agreement, dated March 31, 2017, by and among Napo Pharmaceuticals, Inc., Kingdon Associates, M. Kingdon Offshore Master Fund L.P., and Kingdon Family Partnership, L.P. (incorporated herein by reference to Exhibit 10.48 to the Registration Statement on Form S-4 filed April 18, 2017 (No. 333-217364)).

10.40

Collaboration Agreement, dated July 2, 2005, by and between Glenmark Pharmaceuticals Ltd. and Napo Pharmaceuticals, Inc., as amended (incorporated herein by reference to Exhibit 10.59 to the Registration Statement on Form S-4/A filed May 26, 2017 (No. 333-217364)).

10.41†

Alliance Agreement, dated May 23, 2005, by and among AsiaPharm Investment Limited and its Affiliates, including Shandong Luye Pharmaceuticals Co. Ltd., and Napo Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.61 to the Registration Statement on Form S-4/A filed May 26, 2017 (No. 333-217364)).

10.42†

Finder’s Agreement, dated April 9, 2010, by and among Luye Pharma Group Limited and its Affiliates, including Shandong Luye Pharmaceuticals Co. Ltd., and Napo Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.62 to the Registration Statement on Form S-4/A filed May 26, 2017 (No. 333-217364)).

10.43†

License Agreement, dated February 28, 2007, by and between Insmed Incorporated and Napo Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.77 to the Registration Statement on Form S-4/A filed May 26, 2017 (No. 333-217364)).

10.44†

Master Service Agreement, dated February 13, 2017, by and between Alamo Pharma Services, Inc. and Napo Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.80 to the Registration Statement on Form S-4/A filed May 26, 2017 (No. 333-217364)).

10.45

Project Agreement, dated February 13, 2017, by and between Alamo Pharma Services, Inc., Mission Pharmacal Company, and Napo Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.81 to the Registration Statement on Form S-4/A filed May 26, 2017 (No. 333-217364)).

10.46†

Project Agreement, dated February 27, 2017, by and between Alamo Pharma Services, Inc. and Napo Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.82 to the Registration Statement on Form S-4/A filed May 26, 2017 (No. 333-217364)).

10.47†

Amendment, Waiver & Consent, dated June 27, 2017, by and among Jaguar Health, Inc., Nantucket Investments Limited, and Napo Pharmaceuticals, Inc. (incorporated by reference to Ex. 10.83 of the Company’s Registration Statement on Form S-4 (Registration No. 333-217364) filed on July 5, 2017).

10.48

Securities Purchase Agreement, dated June 29, 2017, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 10.1 to the Current Report on Form 8-K filed on July 3, 2017).

Exhibit No.	Description
10.49

Subordination Agreement and Right to Purchase Debt, dated June 29, 2017, by and between Chicago Venture Partners, L.P., Jaguar Health, Inc. and Hercules Capital, Inc. (incorporated by reference to Ex. 10.2 to the Current Report on Form 8-K filed on July 3, 2017).

10.50

Security Agreement, dated June 29, 2017, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 10.3 to the Current Report on Form 8-K filed on July 3, 2017).

10.51

Share Purchase Agreement, dated July 31, 2017, by and between Jaguar Health, Inc. and Invesco Asset Management Limited (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q (No. 001-36714) filed on November 20, 2017).

10.52

Collaboration Agreement, dated December 13, 2017, by and between Jaguar Health, Inc. and Seed Mena Businessmen Services, LLC. (incorporated by reference to Ex. 10.89 to the Annual Report on Form 10-K filed on April 9, 2018).

10.53

Securities Purchase Agreement, dated December 8, 2017, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 10.1 to the Current Report on Form 8-K filed on December 14, 2017).

10.54

Security Agreement, dated December 8, 2017, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 10.2 to the Current Report on Form 8-K filed on December 14, 2017).

10.55	Form of First Amended Original Issue Discount Exchangeable Promissory Note. (incorporated by reference to Ex. 4.1 to the Current Report on Form 8-K filed on January 2, 2018).
10.56

First Amendment to the Note Purchase Agreement and Notes, dated December 29, 2017, by and among Jaguar Health, Inc. and the purchasers named therein (incorporated by reference to Ex. 10.1 to the Current Report on Form 8-K filed on January 2, 2018).

10.57

Second Amendment to the Note Purchase Agreement and Notes and Payoff Agreement, dated February 16, 2018, by and among Jaguar Health, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 16, 2018).

10.58

Securities Purchase Agreement, dated February 26, 2018, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 10.1 to the Current Report on Form 8-K filed on March 2, 2018).

10.59

Security Agreement, dated February 26, 2018, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 10.2 to the Current Report on Form 8-K filed on March 2, 2018).

10.60

Series A Preferred Stock Purchase Agreement, dated March 23, 2018, by and between Jaguar Health, Inc. and Sagard Capital Partners, L.P. (incorporated by reference to Ex. 10.1 to the Current Report on Form 8-K filed on March 27, 2018).

10.61

Registration Rights Agreement, dated March 23, 2018, by and between Jaguar Health, Inc. and Sagard Capital Partners, L.P. (incorporated by reference to Ex. 10.2 to the Current Report on Form 8-K filed on March 27, 2018).

10.62

Form of Common Stock Purchase Agreement, dated March 23, 2018, by and between Jaguar Health, Inc. and the purchasers named therein (incorporated by reference to Ex. 10.3 to the Current Report on Form 8-K filed on March 27, 2018).

10.63

Management Services Agreement, dated March 23, 2018, by and between Jaguar Health, Inc. and Sagard Capital Partners Management Corp. (incorporated by reference to Ex. 10.3 to the Current Report on Form 8-K filed on March 27, 2018).

10.64

Securities Purchase Agreement, dated Marchh 21, 2018, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 10.4 to the Current Report on Form 8-K filed on March 27, 2018).

10.65

Security Agreement, dated March 21, 2018, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 10.5 to the Current Report on Form 8-K filed on March 27, 2018).

10.66	Offer Letter by and between Jaguar Health, Inc. and Robert J. Griffing, dated May 25, 2018 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed on June 11, 2018).
10.67‡

Co-Promotion Agreement, dated June 28, 2018, by and between Napo Pharmaceuticals, Inc. and RedHill Biopharma, Inc. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on August 13, 2018).

10.68

Amended and Restated Security Agreement, dated July 31, 2017, by and among Napo Pharmaceuticals, Inc., Kingdon Capital Management, L.L.C., and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed on August 29, 2018).

10.69

Office Lease Agreement, dated August 30, 2018, between Jaguar Health, Inc. and CA-Mission Street Limited Partnership (incorporated by reference to Ex. 10.1 to the Current Report on Form 8-K filed on September 4, 2018).

10.70

Landlord Letter of Credit & Warrant Issuance Agreement, dated August 28, 2018, by and between Jaguar Health, Inc. and the letter of credit facilitator named therein (incorporated by reference to Ex. 10.2 to the Current Report on Form 8-K filed on September 4, 2018).

10.71

Note Purchase Agreement, dated September 11, 2018, by and between Jaguar Health, Inc. and L2 Capital, LLC (incorporated by reference to Ex. 10.1 to the Current Report on Form 8-K filed on September 12, 2018).

Exhibit No.	Description
10.72

Note Purchase Agreement, dated September 11, 2018, by and between Jaguar Health, Inc. and Charles Conte (incorporated by reference to Ex. 10.2 to the Current Report on Form 8-K filed on September 12, 2018).

10.73

Registration Rights Agreement, dated September 11, 2018, by and between Jaguar Health, Inc. and L2 Capital, LLC (incorporated by reference to Ex. 10.3 to the Current Report on Form 8-K filed on September 12, 2018).

10.74

Registration Rights Agreement, dated September 11, 2018, by and between Jaguar Health, Inc. and Charles Conte (incorporated by reference to Ex. 10.4 to the Current Report on Form 8-K filed on September 12, 2018).

10.75

Standstill Agreement, dated October 1, 2018, by and between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Ex. 10.1 to the Current Report on Form 8-K filed on October 5, 2018).

10.76

Suspension, Settlement and Termination Agreement, dated December 4, 2018, by and among Napo Pharmaceuticals, Inc., Jaguar Health, Inc. and SmartPharma, LLC (incorporated by reference to Ex. 10.1 to the Current Report on Form 8-K filed on December 10, 2018).

10.77

Common Stock Purchase Agreement, dated January 7, 2019, by and between Jaguar Health, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed January 8, 2019).

10.78	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed March 22, 2019).
10.79	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K of Jaguar Health, Inc. filed March 22, 2019).
10.80

Securities Purchase Agreement, dated March 24, 2019, by and between Jaguar Health, Inc. and the Investor (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed March 25, 2019).

10.81

Common Stock Purchase Agreement, dated April 1, 2019, by and between Jaguar Health, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed April 1, 2019).

10.82

Letter of Credit Cancellation & Warrant Issuance Agreement, dated March 29, 2019, by and between Jaguar Health, Inc. and the letter of credit beneficiary named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed April 4, 2019).

10.83

Guaranty and Suretyship Agreement, dated May 28, 2019, made by Jaguar Health, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed June 3, 2019, File No. 001.36714).

10.84

Exchange Agreement, dated May 28, 2019, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Exhibit 10.2 to the Form 8-K of Jaguar Health, Inc. filed June 3, 2019, File No. 001-36714).

10.85

Security Agreement, dated May 28, 2019, between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Exhibit 10.3 to the Form 8-K of Jaguar Health, Inc. filed June 3, 2019, File No. 001-36714).

10.86

Security Agreement, dated May 28, 2019, between Napo Pharmaceuticals, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Exhibit 10.4 to the Form 8-K of Jaguar Health, Inc. filed June 3, 2019, File No. 001-36714).

10.87

Amendment No. 1 to Registration Rights Agreement, dated May 30, 2019, by and between Jaguar Health, Inc. and Sagard Capital Partners, L.P. (incorporated by reference to Exhibit 10.120 to the Registration Statement on Form S-1 (No. 333-233989) filed with the Securities and Exchange Commission on September 27, 2019).

10.88	Form of Amendment Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed July 5, 2019, File No. 001-36714).
10.89

Form of Exchange Agreement, between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Exhibit 10.6 to the Form 10-Q of Jaguar Health, Inc. filed on August 14, 2019, File No. 001-36714).

10.90

Form of Warrant Agency Agreement between Jaguar Health, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 10.117 to the Form S-1/A of Jaguar Health, Inc. filed on July 15, 2019, File No. 333-231399).

10.91	Form of Leak-out Agreement (incorporated by reference to Exhibit 10.118 to the Form S-1/A of Jaguar Health, Inc. filed on July 18, 2019, File No. 333-231399).
10.92	Promotion Letter, dated September 6, 2019 (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed September 9, 2019, File No. 001-36714).
10.93

First Amendment to Landlord Letter of Credit & Warrant Issuance Agreement, dated September 16, 2019, by and between Jaguar Health, Inc. and Pacific Capital Management, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed September 20, 2019, File No. 001-36714).

10.94

Warrant Exercise Agreement, dated October 2, 2019, between Jaguar Health, Inc. and the purchaser named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed October 3, 2019, File No. 001-36714).

10.95

License Termination and Settlement Termination Agreement, dated October 1, 2019, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Michael Tempesta (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed October 7, 2019, File No. 001-36714).

Exhibit No.	Description
10.96#

China Life Science Advisory Agreement, dated October 8, 2019, by and between Jaguar Health, Inc. and Angel Pond Capital LLC (incorporated by reference to Exhibit 10.129 to the Registration Statement on Form S-1/A (No. 333-233989) filed with the Securities and Exchange Commission on October 22, 2019).

10.97

Securities Purchase Agreement, dated November 13, 2019, by and between Jaguar Health, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed November 14, 2019, File No. 001-36714).

10.98

Securities Purchase Agreement, dated December 20, 2019, by and between Jaguar Health, Inc. and the investors named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed December 26, 2019, File No. 001-36714).

10.99

Exchange Agreement, dated December 23, 2019, by and between Jaguar Health, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.2 to the Form 8-K of Jaguar Health, Inc. filed December 26, 2019, File No. 001-36714).

10.100

Lock-Up Agreement, dated December 23, 2019, by and between Jaguar Health, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.3 to the Form 8-K of Jaguar Health, Inc. filed December 26, 2019, File No. 001-36714).

10.101

First Amendment to Exchange Agreement, dated January 22, 2020, by and between Jaguar Health, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed January 27, 2020, File No. 001-36714).

10.102

Form of Warrant Exercise Agreement by and between Jaguar Health, Inc. and the Holder named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed February 28, 2020, File No. 001-36714).

10.103

Securities Purchase Agreement, dated March 4, 2020, by and between Jaguar Health, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed March 6, 2020, File No. 001-36714).

10.104

Securities Purchase Agreement, dated March 23, 2020, by and between Jaguar Health, Inc. and the investors named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed March 26, 2020, File No. 001-36714).

10.105

Warrant Exercise and Preferred Stock Amendment Agreement, dated March 24, 2020, by and between Jaguar Health, Inc. and the Holder named therein (incorporated by reference to Exhibit 10.2 to the Form 8-K of Jaguar Health, Inc. filed March 26, 2020, File No. 001-36714).

10.106

Leak-Out Agreement, dated March 24, 2020, by and between Jaguar Health, Inc. and the Holder named therein Warrant Exercise and Preferred Stock Amendment Agreement, dated March 24, 2020, by and between Jaguar Health, Inc. and the Holder named therein (incorporated by reference to Exhibit 10.3 to the Form 8-K of Jaguar Health, Inc. filed March 26, 2020, File No. 001-36714).

10.107

Equity Purchase Agreement, dated March 24, 2020, by and between Jaguar Health, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.4 to the Form 8-K of Jaguar Health, Inc. filed March 26, 2020, File No. 001-36714).

10.108

Registration Rights Agreement, dated March 24, 2020, by and between Jaguar Health, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.5 to the Form 8-K of Jaguar Health, Inc. filed March 26, 2020, File No. 001-36714).

10.109

Landlord Letter of Credit Agreement, dated March 24, 2020, by and between Jaguar Health, Inc. and Charles Conte (incorporated by reference to Exhibit 10.6 to the Form 8-K of Jaguar Health, Inc. filed March 26, 2020, File No. 001-36714).

10.110

Jaguar Health, Inc. 2014 Stock Incentive Plan as Amended and Restated Effective October 1, 2019 (incorporated by referenced to Exhibit 10.101 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 3, 2020).

23.1*	Consent of Mayer Hoffman McCann P.C., independent registered accounting firm.
23.2*	Consent of BDO, LLP, independent registered accounting firm.
23.3*	Consent of Reed Smith LLP (included in Exhibit 5.1).

*                    Previously filed.

†                    Confidential treatment granted as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

‡                    Management contract or compensatory plan or arrangement.

#                    Portions of this exhibit have been omitted pursuant to Item 601 of Regulation S-K promulgated under the Securities Act because the information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 13th day of April, 2020.

JAGUAR HEALTH, INC.

By:	/S/ LISA A. CONTE
Lisa A. Conte
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	/s/ Lisa A. Conte	Chief Executive Officer, President and Director	April 13, 2020
	Lisa A. Conte	(Principal Executive Officer)

	/s/ Carol Lizak	Principal Financial and Accounting Officer	April 13, 2020
Carol Lizak

	*	Chairman of the Board	April 13, 2020
James J. Bochnowski

Director
Jiahao Qiu

	*	Director	April 13, 2020
John Micek III

	*	Director	April 13, 2020
Jonathan B. Siegel

	*	Director	April 13, 2020
Greg J. Divis

*By:	/s/ LISA A. CONTE
Name: Lisa A. Conte
Title: Attorney-in-fact